Exhibit 10.1

DATED 21 October 2024

Between

THE INDIVIDUALS WHOSE NAMES AND PARTICULARS
ARE SET OUT IN SCHEDULE 1
as Vendors

and

MEDIAPLUS LIMITED

as Purchaser

and

YY GROUP HOLDING LIMITED
(Holding Company for Mediaplus Limited)

SALE AND PURCHASE AGREEMENT

relating to 54% of the issued ordinary shares
in the capital of

MEDIAPLUS VENTURE GROUP PTE. LTD.

i

SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made on 21 October 2024

BETWEEN

(1)	THE INDIVIDUALS WHOSE NAMES AND PARTICULARS ARE SET OUT IN SCHEDULE 1 (the “Vendors”); and

(2)	MEDIAPLUS LIMITED (Company Registration No. 2154476), a company incorporated in the British Virgin Islands and having its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Purchaser”),

(3)	YY GROUP HOLDING LIMITED, a company incorporated in the British Virgin Islands and having its principal executive office at 60 Paya Lebar Road, #09-13 to 17 Paya Lebar Square, Singapore 409051 (“YY Group”)

(collectively, the “Parties” and each, a “Party”).

WHEREAS

(A)	Mediaplus Venture Group Pte. Ltd. (the “Company”) (Company Registration No. 202432781E) was incorporated in Singapore on 2 August 2024 and has, at the date of this Agreement, an issued and paid-up share capital of S$1,000 comprising 1,000 ordinary shares.

(B)	The Company, Mediaplus Digital Pte. Ltd., Mplus Elite Pte. Ltd., M Synergates Pte. Ltd. and Mediaplus Digital Sdn. Bhd. will undertake a corporate restructuring which will result in the Company holding all the issued shares of Mediaplus Digital Pte. Ltd., Mplus Elite Pte. Ltd., M Synergates Pte. Ltd. and Mediaplus Digital Sdn. Bhd (“Restructuring”).

(C)	The Group is principally engaged in the business of web design and development and digital marketing (the “Business”).

(D)	Immediately after completion of the Restructuring, the share capital of the Company shall be S$10,000 comprising 10,000 ordinary shares and the Vendors will hold and own 100% of the issued and paid-up ordinary shares in the share capital of the Company (“Shares”) in the following proportion:

Name	Number of Shares held	% shareholding
Teo Kai Jie	9,400	94.0%
Tan Lee Yoen	600	6.0%
Total	10,000	100.0%

(E)	Each of the Vendors has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from each of the Vendors, such number of the Sale Shares (as defined below) as set out against his/her name in the fourth column of Schedule 1 on the terms and subject to the conditions contained in this Agreement.

NOW IT IS HEREBY AGREED as follows

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and in the Schedules unless the context requires otherwise:

“Accounts” means the unaudited financial statements of each Group Company for the financial year ended the Balance Sheet Date prepared on a consistent basis in accordance with accounting principles, standards and practices generally accepted as at the Balance Sheet Date in the jurisdiction in which the relevant Group Company was incorporated;

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore;

“Balance Sheet Date” means 31 December 2023;

“Basket” has the meaning ascribed to it in paragraph 2.2 of Schedule 3;

“borrowed money” includes any indebtedness for or in respect of money borrowed or raised (whether or not for a cash consideration), by whatever means (including acceptances, deposits and leasing), or for the deferred purchase price of assets or services;

“Business” has the meaning ascribed to it in Recital (C);

“Business Day” means a day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks are open for business in Singapore;

“Claim” includes any notice, demand, assessment, letter or other document issued or action taken by the Inland Revenue Authority of Singapore or other statutory or governmental authority, body or official whatsoever (whether of Singapore or elsewhere in the world) whereby any Group Company is or may be placed or sought to be placed under a liability to make payment on any Taxes or deprived of any relief, allowance, credit or repayment otherwise available;

“Company” has the meaning ascribed to it in Recital (A);

“Companies Act” means the Companies Act 1967 of Singapore;

“Completion” means completion of the sale and purchase of the Sale Shares pursuant to Clause 5;

“Completion Date” means 2 January 2025 or such other date as the Parties may mutually agree in writing;

“Completion Payment” shall have the meaning ascribed to it in Clause 4.1.2;

“Confidential Information” means any information which is proprietary and confidential to any Group Company or any Party including but not limited to information concerning or relating in any way whatsoever to its distributorship, franchise or other arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by any Group Company or any Party, any information concerning the organisation, business, finances, transactions or affairs of any Group Company or any Party, its dealings, secret or confidential information which relates to its business or any of its principals’, clients’ or customers’ transactions or affairs, its technology, designs, documentation, manuals, budgets, financial statements or information, accounts, dealers’ lists, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein, any information therein in respect of trade secrets, technology and technical or other information relating to the development, manufacture, clinical testing, analysis, marketing, sale or supply or proposed development, manufacture, clinical testing, analysis, marketing, sale or supply of any products or services by any Group Company or any Party, and plans for the development or marketing of such products or services and information and material which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone;

“Consideration” shall have the meaning ascribed to it in Clause 4.1;

“Consideration Shares” means 9,260 YY Group Shares to be allotted and issued to the Vendors in partial satisfaction of the Consideration pursuant to Clause 4.1.3;

“debt” means all or any indebtedness of the Group, including without limitation (a) all obligations of any Group Company for borrowed moneys or evidenced by bonds, debentures, notes, letters of credit or other instruments and securities, (b) all obligations of any Group Company as lessee under capital leases, (c) all obligations of any Group Company to pay the deferred purchase price of property or services, except accounts payable, accrued expenses or trade payables arising in the ordinary course of business of the relevant Group Company, and (d) all debt of other parties guaranteed by any Group Company, or secured by a lien on any of the assets of any Group Company;

“Disclosure Letter” means the document dated on the Completion Date setting out matters which constitute exceptions to the Warranties (if any);

“Encumbrance” means any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal and any other encumbrance or condition whatsoever;

“Fundamental Warranties” means the Warranties set out in Clause 6.1;

“Group” means the Group Companies collectively;

“Group Company” means each of the Company, Mediaplus Digital Pte. Ltd., Mplus Elite Pte. Ltd., M Synergates Pte. Ltd. and Mediaplus Digital Sdn. Bhd.;

“Intellectual Property Rights” means any trademark, pending trademark application, patent, pending patent application, know-how, registered and unregistered design, copyright, trade secret, licence relating to any of the above or other similar industrial or commercial right;

“Interim Dividend” shall have the meaning ascribed to it in Clause 6.3;

“Long Stop Date” means 31 January 2025 or such other date as the Parties may mutually agree in writing;

“Management Accounts” means the unaudited management accounts for each Group Company for the period from 1 January 2024 to 31 May 2024;

“month” means calendar month;

“Restructuring” shall have the meaning ascribed to it in Recital (B);

“Sale Shares” means the Shares as set out against the name of the relevant Vendor in column (4) of Schedule 1 which in the aggregate shall constitute 54% of the total issued and paid-up share capital of the Company immediately prior to Completion;

“Service Agreement” means a service agreement to be entered into by each of the Vendors with the Company, in the form set out in Schedule 5;

“Shareholders Agreement” means a shareholders agreement to be entered into by each of the Vendors, the Purchaser and the Company, in the form set out in Schedule 4, regulating the relationship between the Vendors and the Purchaser as shareholders of the Company and setting out their rights and obligations in respect of the Company;

“Shares” shall have the meaning ascribed to it in Recital (D);

“Surviving Clauses” means Clauses 1, 3.3, 3.4, 5.4.3, 9 to 14, 16 to 23 and any other provision expressed to survive the termination of this Agreement or which by its nature or context is contemplated to survive the termination of this Agreement;

“S$” or “Singapore Dollars” means the lawful currency of Singapore;

“Taxation” or “Taxes” means all forms of taxation whether of Singapore or elsewhere in the world, past, present, future and deferred (including, without limitation, capital gains tax, income tax, real and personal property tax, withholding tax, estate duty, profits tax, stamp duty, value added tax, purchase tax, goods and services tax, customs and other import or export duties) or charges of any kind whatsoever, together with any interest and levies and all penalties, charges, costs and additions to tax, payable by or due from any Group Company, or any additional amounts imposed by any government, governmental agency, statutory body or any revenue authority, upon the any Group Company;

“Third Party Claim” means any action, suit, investigation, arbitration or similar proceeding against the Purchaser, YY Group and/or any Group Company, which the Purchaser, YY Group and/or the relevant Group Company believes it is entitled to be indemnified by the Vendors;

“Transaction” includes any transaction, act, event or omission of whatever nature;

“Warranties” means the representations, warranties and undertakings made by the Vendors contained or referred to in this Agreement and “Warranty” means any of them; and

“YY Group Shares” means class A ordinary shares of no par value in the issued and paid-up share capital of YY Group.

1.2	In this Agreement, a reference to:

1.2.1	a statute or statutory provision include any subsidiary or subordinate legislation made from time to time under that statute or statutory provision;

1.2.2	a statutory provision shall include that provision and any regulations as from time to time modified or re-enacted, whether before or after the date of this Agreement, so far as such modification or re-enactment applies or is capable of applying to any Transactions entered into prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision or regulation (as from time to time modified or re-enacted) which such provision or regulation has directly or indirectly replaced;

1.2.3	“this Agreement” includes all amendments, additions, and variations thereto agreed between the Parties;

1.2.4	“person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning;

1.2.5	“month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month or if there is no such numerically corresponding day, then the last day of the relevant calendar month;

1.2.6	“written” and “in writing” include any means of visible reproduction;

1.2.7	“Recitals”, “Clauses”, and “Schedules” are to the recitals, clauses of, and the schedules to, this Agreement (unless the context otherwise requires); and

1.2.8	“paragraph” is a reference to a paragraph of the Schedules.

1.3	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing a specific gender shall include the other genders (male, female or neuter).

1.4	The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.5	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.6	Any thing or obligation to be done under this Agreement which requires or falls to be done on a stipulated day shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

1.7	Save as otherwise specified herein, the covenants, stipulation, undertakings, agreements and obligations of each Vendor under this Agreement shall be deemed to be made by the Vendors jointly and severally and any covenant, stipulation, undertaking, agreement or obligation expressed to be made by or on behalf of any Vendor shall be binding upon and enforceable against the Vendors jointly and severally.

1.8	Save as otherwise specified herein, the covenants, stipulation, undertakings, agreements and obligations of the Purchaser and/or YY Group under this Agreement shall be deemed to be made by the Purchaser and YY Group jointly and severally. Any covenant, stipulation, undertaking, agreement or obligation expressed to be made by or on behalf of the Purchaser and/or YY Group shall be binding upon and enforceable against the Purchaser and YY Group jointly and severally.

2.	SALE OF THE SALE SHARES

2.1	Subject to the terms and conditions of this Agreement, each of the Vendors, as legal and beneficial owner, shall sell the Sale Shares, and the Purchaser relying on the Warranties contained in this Agreement shall purchase the Sale Shares, free from all Encumbrances and together with all rights, dividends, entitlements and advantages as of and including the Completion Date.

2.2	Each of the Vendors hereby waives in favour of one another and the Purchaser, all pre-emption and other rights which he may have or be entitled to over any of the Sale Shares conferred by the constitution of the Company or in any other way.

2.3	The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	CONDITIONS PRECEDENT

3.1	Completion of the sale and purchase of the Sale Shares is conditional upon the following condition(s) having been fulfilled (or waived in writing):

3.1.1	the delivery by the Vendors to the Purchaser, on the Completion Date, of the Disclosure Letter on such terms that are satisfactory to the Purchaser;

3.1.2	there being no breach of any of the warranties provided by the Parties in this Agreement and such warranties remaining true and not misleading in any material respect;

3.1.3	each of the Parties having performed all of the covenants and agreements required to be performed or caused to be performed by it under this Agreement on or before the Completion Date;

3.1.4	there being no default by any Group Company in any of its obligations by which the Group Company may become bound or liable to be called upon to repay prematurely any borrowed moneys;

3.1.5	there being no material adverse change in the business, operations, assets, financial condition or prospects of the Group since the date of signing of this Agreement;

3.1.6	the Restructuring having been completed and the share capital of and shareholdings in the Company being as set out in Recital (D); and

3.1.7	all necessary governmental, regulatory and third party (if any) consents, approvals, clearances, releases and waivers in respect of the Transactions contemplated in this Agreement and all other Transactions in connection therewith and incidental thereto, having been obtained, for the entry into this Agreement and for the Transactions contemplated herein, and such consents, approvals, clearances, releases and waivers remaining in full force and effect and not having been amended or revoked, and to the extent that such consents, approvals and waivers are subject to any conditions, such conditions being reasonably acceptable to the Parties and to the extent such conditions are required to be fulfilled, such conditions are so fulfilled.

3.2	If, at any time prior to Completion, any Party becomes aware of a fact or circumstance which might prevent any of the conditions set out in Clause 3.1 from being satisfied, it shall immediately inform the other Parties.

3.3	Unless specifically waived by the Purchaser and YY Group, if any of the conditions stated in Clause 3.1 (other than Clauses 3.1.2, 3.1.3 and 3.1.7 to the extent they have to be fulfilled by the Purchaser and/or YY Group) shall not be fulfilled by the Vendors on or before the Long Stop Date or such other date as the Parties shall mutually agree in writing, the Purchaser and YY Group shall have the right, by notice in writing to the Vendors, to terminate this Agreement, whereupon this Agreement (other than the Surviving Clauses which survive the termination of this Agreement) shall ipso facto cease and determine and no Party shall have any claim against the other Parties for costs, damages, compensation or otherwise, save for any claim arising from any antecedent breach of the terms hereof and/or in respect of breach of any of the Surviving Clauses and/or in respect of the refund of the deposit sum referred to in Clause 4.1.1.

3.4	Unless specifically waived by the Vendors, if the condition stated in Clauses 3.1.2, 3.1.3 and 3.1.7 (to the extent applicable to the Purchaser and/or YY Group) shall not be fulfilled by the Purchaser and/or YY Group on or before the Long Stop Date or such other date as the Parties shall mutually agree in writing, the Vendors shall have the right, by notice in writing to the Purchaser and YY Group, to terminate this Agreement, whereupon this Agreement (other than the Surviving Clauses which survive the termination of this Agreement) shall ipso facto cease and determine and no Party shall have any claim against the other Parties for costs, damages, compensation or otherwise, save for any claim arising from any antecedent breach of the terms hereof and/or in respect of breach of any of the Surviving Clauses. For the avoidance of doubt, in the event that this Agreement is terminated by the Vendors pursuant to this Clause, the Vendors shall not be required to refund the deposit sum referred to in Clause 4.1.1.

4.	CONSIDERATION FOR THE SALE SHARES

4.1	The consideration for the Sale Shares (the “Consideration”) shall be S$1,350,000 which shall be payable in the following manner:

4.1.1	S$40,500, in cash upon the signing of this Agreement, provided that such deposit sum shall be refunded by the Vendors to the Purchaser forthwith in the event that Completion does not occur on or before the Long Stop Date due to Clause 3.3 or Clause 5.4.3;

4.1.2	S$1,284,500, in cash on Completion (the “Completion Payment”); and

4.1.3	S$25,000, in the form of the Consideration Shares (regardless of their prevailing value), to be issued as soon as practicable after the Completion Date but in any event within three months from the Completion Date, provided that the approval has been obtained from Nasdaq for the listing and quotation of the Consideration Shares on Nasdaq Capital Market and has not been revoked or amended and to the extent that any conditions for the listing and quotation of the Consideration Shares are required to be fulfilled, they have been so fulfilled, provided further that the aforesaid shall be subject to and interpreted in accordance with all applicable statutory laws and SEC regulations, including but not limited to, the holding period requirements for affiliates and non-affiliates under Rule 144 of the Securities Act of 1933, as amended. To the extent that compliance with such laws and regulations affects the timing or manner of fulfilment of this condition, the Parties agree to work in good faith to satisfy this condition in a manner consistent with all legal requirements.

4.2	For the avoidance of doubt:

4.2.1	Notwithstanding the deferred payments of part of the Consideration, it is hereby agreed that the Purchaser shall have full title, interest and rights to the Sale Shares upon their transfer to the Purchaser on the Completion Date.

4.2.2	Any deferred payment of part of the Consideration due and outstanding shall remain a debt due from the Purchaser to the Vendors.

4.2.3	In the event that YY Group is unable to issue the Consideration Shares to the Vendors within three months from the Completion Date for whatsoever reason, the Purchaser and YY Group shall jointly and severally pay the sum of S$25,000 in cash.

4.3	All payments of the Consideration to the Vendors, whether in cash or in the form of the Consideration Shares, shall be made in proportion to the number of Sale Shares held by each Vendor.

4.4	The Vendors agree and undertake that the Consideration Shares received by them shall be subject to a “lock-up” period of six months, during which period they shall not, directly or indirectly, sell, contract to sell, realise, transfer, assign, lend, grant any security over, encumber or otherwise dispose of or deal with all or any part of their interests in the Consideration Shares.

5.	COMPLETION

5.1	Subject to Clause 3, Completion shall take place on the Completion Date at the office of the Company (or at such other place as the Parties may agree) where all of the events described below shall occur.

5.2	On Completion, the Vendors shall deliver to the Purchaser:

5.2.1	the share certificates in respect of the Sale Shares, together with valid share transfer forms in respect of the Sale Shares, duly executed by the Vendors in favour of the Purchaser;

5.2.2	a certified true copy of the resolutions passed by the board of directors of the Company:

(a)	approving the transfer of the Sale Shares to the Purchaser, subject only to the instrument of transfer being duly stamped;

(b)	authorising the issue of new share certificate in respect of the Sale Shares in favour of the Purchaser;

(c)	approving the lodgement of a notice of transfer of the Sale Shares with ACRA and the making of such entries into the corporate records of the Company as may be necessary; and

(d)	approving the appointment of up to two individuals which may be nominated by the Purchase as directors of the Company, with effect from the Completion Date;

5.2.3	such waivers or consents as may be necessary, including but not limited to waivers of pre-emption rights in respect of the Sale Shares, to enable the Purchaser to be registered as holder of any and all of the Sale Shares;

5.2.4	the Service Agreements, duly executed by each of the Vendors and the relevant Group Company; and

5.2.5	the Shareholders Agreement, duly executed by each of the Vendors and the Company.

5.3	On Completion and against compliance with the provisions of Clause 5.2, the Purchaser shall deliver:

5.3.1	the Completion Payment to the Vendors by way of cheques drawn on a bank licensed in Singapore and made out in favour of each of the Vendors, or in such other manner as may be agreed between the Vendors and the Purchaser in writing; and

5.3.2	the Shareholders Agreement, duly executed by the Purchaser.

5.4	Without prejudice to any other remedies available, if in any respect the provisions of this Clause 5 are not complied with by any Party on the Completion Date, the Party not in default may:

5.4.1	defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause shall apply to Completion as so deferred);

5.4.2	effect Completion so far as practicable having regard to the defaults which have occurred (without prejudice to their rights hereunder); or

5.4.3	rescind this Agreement provided that the Surviving Clauses shall survive the termination of this Agreement. For the avoidance of doubt:

(a)	in the event that the Vendors are the Parties in default, the Vendors shall refund the deposit sum referred to in Clause 4.1.1 forthwith to the Purchaser; and

(b)	in the event that the Purchaser or YY Group is the Party in default, the Vendors shall not be required to refund the deposit sum referred to in Clause 4.1.1.

6.	WARRANTIES AND UNDERTAKINGS

6.1	Each of the Vendors hereby jointly and severally represents, warrants and undertakes to and with the Purchaser and YY Group that:

6.1.1	he is currently, and shall on Completion be, the legal and beneficial owner of the relevant Sale Shares, and that the Sale Shares shall immediately prior to Completion represent, in aggregate, 54% of the issued and paid-up share capital of the Company;

6.1.2	he is entitled to sell and transfer or procure the sale and transfer of the relevant Sale Shares to the Purchaser, free from all and any Encumbrances together with all rights and benefits attaching thereto as at the Completion Date and no other person has or shall have any rights of pre-emption over such Sale Shares;

6.1.3	on Completion, the relevant Sale Shares are and shall have been authorised, allotted, validly issued and fully paid-up;

6.1.4	he has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the Transactions contemplated hereby and that the Agreement and all such other agreements and obligations entered into and undertaken in connection with the Transactions contemplated hereby constitute his valid and legally binding obligations, enforceable against him in accordance with their respective terms;

6.1.5	his entry into and the performance of his obligations under this Agreement shall not:

(a)	infringe, or constitute a default under, any instrument, contract, document or agreement to which he or the Company is a party or by which he, the Company or their respective assets are bound; or

(b)	result in a breach of any law, rule, regulation, ordinance, order, judgment, decree, approval or licence of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body to which he or the Company is a party or by which he, the Company or their respective assets are bound, whether in Singapore or elsewhere; and

6.1.6	the information relating to the Company as set out in Recitals (A) to (D) is true and accurate in all respects and there is no information the omission of which in the Recitals might make such information misleading or inaccurate in any respect.

Each of the representations, warranties and undertakings above shall be separate and independent and shall not, save as disclosed in the Disclosure Letter and subject to Schedule 3, be limited by anything in this Agreement. Each of the Vendors acknowledges that the Purchaser and YY Group have entered into this Agreement in full reliance upon and on the basis of each of the Warranties contained herein.

6.2	Save as disclosed in the Disclosure Letter and subject to Schedule 3, the Vendors hereby jointly and severally represent, warrant and undertake to and with the Purchaser and YY Group that the Warranties set out in Schedule 2 are true and accurate as at the date of this Agreement and on Completion Date, and in relation to any Warranty which refers to the knowledge, information or belief of the Vendors, that it refers to the actual knowledge of the Vendors after making due and proper enquiry into the subject matter of that Warranty. The Purchaser and YY Group shall not make any claim against the Vendors for any breach of a Warranty where the subject matter of the breach is disclosed in the Disclosure Letter.

6.3	The Vendors further undertake to the Purchaser and YY Group that, prior to Completion, but subject to the actual knowledge of the Vendors, should any material liability or undertaking have arisen with respect to the Company or the Vendors, the Vendors shall have the responsibility to inform the Purchaser and YY Group of such liability or undertaking. For the avoidance of doubt, the Parties agree that, between the date of this Agreement and the Completion Date, the Group Companies shall declare and pay to the Vendors interim dividend totalling S$1,000,000 (“Interim Dividend”).

6.4	If after the signing of this Agreement and before Completion, any event shall occur or matter arise which results or may result in any of the Warranties being unfulfilled, untrue, misleading or incorrect:

6.4.1	the Vendors shall immediately notify the Purchaser and YY Group in writing fully thereof; and

6.4.2	the Vendors shall make any such investigation concerning the event or matter which the Purchaser and YY Group may reasonably require.

6.5	The warranties, representations and undertakings given herein will be fulfilled down to and will be true and correct as at the Completion Date as if they had been entered into afresh at the Completion Date. The Vendors shall not do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties inaccurate or misleading if they were so given.

6.6	Each of the Purchaser and YY Group hereby represents, warrants and undertakes to and with the Vendors that:

6.6.1	it has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the Transactions contemplated hereby;

6.6.2	this Agreement and all such other agreements and obligations entered into and undertaken in connection with the Transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with its respective terms;

6.6.3	its execution and delivery of, and the performance of its obligations under, this Agreement will not and are not likely to result in a breach of any provision of its constitutional documents; and

6.6.4	it enters and executes this Agreement as principal and not as an agent of a third party.

6.7	Save for this Clause 6 and Schedule 2, no Party makes any other representations or warranties, express or implied, to the other Party.

6.8	Each and every obligation under this Clause 6 is a separate and independent primary obligation and shall survive and shall not be extinguished in any way by Completion. Each and every obligation shall be severally enforceable.

7.	INDEMNITY

7.1	Subject to Schedule 3, each of the Vendors jointly and severally irrevocably undertakes to keep each the Purchaser and YY Group, for itself and as agent and trustee for each Group Company, fully and effectively indemnified against any and all losses, costs, damages, claims, penalties, demands, actions, proceedings, liabilities and expenses whatsoever (including but not limited to reasonable legal costs) that the Purchaser, YY Group or the relevant Group Company may incur or suffer, directly or indirectly, in connection with or arising from:

7.1.1	any breach or inaccuracies of any of the Warranties and/or any default by any of the Vendors of his obligations under this Agreement;

7.1.2	any non-compliance with the Companies Act in relation to the obligations of any Group Company and/or its officers prior to Completion; and/or

7.1.3	any depletion in or reduction in value of the assets or increase in any liabilities in relation to any Group Company due to failure by the Group Companies to make provision in their financial statements for the financial year or period ending 31 December 2024 (which shall be provided to the Purchaser before 31 March 2025) for Taxes payable by the Group Companies (i) in respect of any Transaction effected or deemed to have been effected on or before Completion, or (ii) by reference to any income, profits or gains earned, accrued or received on or before Completion.

7.2	Any liability to the Purchaser, YY Group or any Group Company hereunder may in whole or in part be released, compounded or compromised, or time or indulgence may be given, by the Purchaser, YY Group or the relevant Group Company in its absolute discretion without in any way prejudicing or affecting its rights against the Vendors for any other breaches. Any release or waiver or compromise shall be in writing and shall not be deemed to be a release, waiver or compromise of similar conditions in the future.

8.	LIMITATION OF LIABILITY

8.1	The liabilities of the Vendors under this Agreement shall be limited in accordance with the provisions of Schedule 3.

9.	CONFIDENTIALITY

9.1	Each of the Parties agrees to keep strictly secret and confidential, and under no circumstances disclose to any person or entity which is not a Party hereto, any Confidential Information arising from or in connection with this Agreement unless disclosure of such information is expressly permitted by the prior written consent of the other Parties.

9.2	The confidentiality obligation under Clause 9.1 shall not apply to:

9.2.1	any information obtained from any Party hereto which becomes generally known to the public, other than by reason of any wilful or negligent act or omission of such Party or any of its agents, advisers, directors, officers, employees or representatives;

9.2.2	any information which is required to be disclosed pursuant to any applicable laws or any requirement of any competent governmental or statutory authority or pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council);

9.2.3	any information which is required to be disclosed pursuant to any legal process issued by any court or tribunal whether in Singapore or elsewhere; and

9.2.4	any information disclosed by either Party to their respective bankers, financial advisers, consultants and legal or other advisers for the purpose of this Agreement.

10.	ANNOUNCEMENTS

10.1	Neither Party shall make or authorise the making of any announcement concerning the existence or subject matter of this Agreement unless the other Party shall have given its written consent to such announcement (such consent not to be unreasonably withheld or delayed).

10.2	Clause 10.1 shall not apply to any information which is required to be disclosed pursuant to any applicable laws or any requirement of any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange in Singapore or elsewhere or securities council).

11.	COSTS

11.1	The Purchaser shall bear all stamp duty and other documentary taxes (if any) payable in connection with the transfer of the Sale Shares from the Vendors to the Purchaser.

11.2	Save as set out in Clause 11.1, each Party shall bear its own legal and other costs and expenses of and incidental to the negotiation, preparation, execution and performance by it of this Agreement and all ancillary documents and the sale and purchase hereby agreed to be made.

12.	GENERAL

12.1	The provisions of this Agreement including the representations, warranties, covenants and undertakings herein contained (insofar as the same shall not have been fully performed at Completion) shall remain in full force and effect notwithstanding Completion and shall not in any respect be extinguished or affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Purchaser, YY Group or the Vendors, as the case may be. Completion shall not prejudice any rights of any Party which may have accrued hereunder prior to Completion.

12.2	Save as expressly provided herein, any right of termination conferred upon the Purchaser, YY Group or the Vendors shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise such a right of termination shall constitute a waiver of any such other right or remedy, provided that any such right of termination shall be exercised prior to Completion.

13.	ILLEGALITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

14.	NOTICES

Any notice required to be given by a Party to the other Party shall be in writing (including by any written forms of electronic communication) and in the English language. It shall be deemed validly served by hand delivery or by electronic communication or by prepaid post or by a recognised courier service sent to the address or email address of the Parties given herein or such other address or email address as may from time to time be notified for this purpose. The initial addresses and email addresses of the Parties are:-

The Vendors

Teo Kai Jie

Address	:	2E Green Lane, Singapore 438897
Email	:	ivan.teokj@gmail.com

Tan Lee Yoen	:

Address	:	Lot 14385 Lorong Interhill 14D Serene Sanctuary, 98000 Miri, Sarawak, Malaysia
Email	:	tracymediaplus@gmail.com

The Purchaser

Address	:	60 Paya Lebar Road, #09-13 to 17 Paya Lebar Square, Singapore 409051
Attention	:	Mr Mike Fu / Mr Jason Phua
Email		mike@yygroupholding.com / jason.phua@yygroupholding.com

YY Group

Address	:	60 Paya Lebar Road, #09-13 to 17 Paya Lebar Square, Singapore 409051
Attention	:	Mr Mike Fu / Mr Jason Phua
Email		mike@yygroupholding.com / jason.phua@yygroupholding.com

Unless there is evidence that a notice or communication was received earlier, any such notice or communication shall be deemed to have been served:-

(a)	if delivered by hand, at the time of delivery;

(b)	if posted by prepaid ordinary mail, at the expiration of 3 Business Days after the envelope containing the same shall have been put into the post;

(c)	if sent by written forms of electronic communication, on the day of despatch; or

(d)	if sent by courier, at the expiration of 2 Business Days after the package containing the same shall have been received by the relevant courier company.

In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the electronic communication was properly addressed and despatched or, as the case may be, the package containing such notice or document was properly addressed and sent to the relevant courier company.

15.	FURTHER ASSURANCE

Each Party shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement.

16.	ENTIRE AGREEMENT

This Agreement, and the documents referred to in it, constitutes the entire agreement and understanding between the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, correspondence or understanding, express or implied, oral or written. The Parties agree that no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Part(ies) which is not set out or referred to in this Agreement. Nothing in this Clause 16 shall however operate to limit or exclude liability for fraud.

17.	ASSIGNMENT

This Agreement shall be binding upon and enure for the benefit of the successors-in-title and permitted assigns of the Parties. No Party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare or dispose of any right or interest in it without the prior written consent of the other Part(ies).

18.	VARIATIONS

18.1	No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression “variation” shall include any amendment, supplement, deletion or replacement however effected.

18.2	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

19.	REMEDIES AND WAIVERS

No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20.	TIME OF ESSENCE

Any date, time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid, time shall be of the essence.

21.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by each Party and transmitted by electronic transmission and shall be as valid and effectual as if executed as an original.

22.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

Save for each Group Company, a person who is not party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the said Act.

23.	GOVERNING LAW

23.1	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

23.2	The Parties agree to submit to the non-exclusive jurisdiction of the courts of Singapore.

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SCHEDULE 1

PARTICULARS OF THE VENDORS

				(5)		(6)
(1) VENDORS	(2) IDENTITY NO.	(3) ADDRESS	(4) NO. OF SALE SHARES	AMOUNT OF CONSIDERATION IN CASH		NUMBER OF CONSIDERATION SHARES
Teo Kai Jie	S8208716H	2E Green Lane Singapore 438897	5,076	S$	1,245,500	8,704
Tan Lee Yoen	841228135806	Lot 14385 Lorong Interhill 14D Serene Sanctuary, 98000 Miri, Sarawak, Malaysia	324	S$	79,500	556

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SCHEDULE 2

REPRESENTATIONS AND WARRANTIES

1.	Information

(a)	The Recitals are true and all information contained in any document or communication in writing which has been given by the Vendors or their advisers, agents, employees, officers or representatives to the Purchaser or its advisers, agents, employees, officers or representatives in the course of the negotiations leading to this Agreement was when given true and accurate in all material respects and is not misleading whether because of any omission or ambiguity or for any other reason and the copies of all contracts and other documents supplied to the Purchaser or any of its advisers, agents, employees, officers or representatives by or on behalf of the Vendors or each Group Company or any of their respective advisers, agents, employees, officers or representatives are true and complete in all material respects and the contents of such copy contracts comprise the entire agreement between the parties to them. After making due and careful enquiries, the Vendors have no knowledge of any fact or matter not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading in any material respect or the disclosure of which might affect the willingness of the Purchaser to purchase the Sale Shares from the Vendors on the terms of this Agreement or the price at or terms upon which the Purchaser would be willing to purchase them.

(b)	The information contained in the Disclosure Letter and the documents annexed to or referred to in it is true and accurate in all material respects and is not misleading in any material respect, whether because of any omission or ambiguity or for any other reason.

2.	Copies of Accounts, Constitution, etc

The copies of the Accounts and the constitution (or the equivalent constitutive documents) of each Group Company furnished to the Purchaser are true and complete copies and in the case of the constitutive documents of each Group Company, contain full details of the rights and restrictions attached to the share capital of the Group Company. Copies of all the resolutions and agreements (including without limitation, shareholders’ agreements, voting agreements etc.) required by law to be annexed to or incorporated in the constitutive documents of each Group Company are annexed or incorporated and there have been no amendments to such constitutive documents which have not been lodged or otherwise registered with ACRA or other equivalent authority.

3.	Accounts

(a)	The Accounts have been prepared in accordance with all applicable laws and on a consistent basis in accordance with accounting principles, standards and practices generally accepted as at the Balance Sheet Date in the jurisdiction in which the relevant Group Company was incorporated so as to give a true and fair view of the state of affairs of the relevant Group Company at the Balance Sheet Date and of the profits or losses for the period concerned and as at that date make:

(i)	full provision for all actual liabilities;

(ii)	proper and adequate provision for all contingent liabilities;

(iii)	provision reasonably regarded as adequate for all bad and doubtful debts; and

(iv)	due provision for depreciation and amortisation and for any obsolescence of assets.

(b)	The stock and work-in-progress are included in the Accounts at figures not exceeding the amounts which could, in the circumstances existing as at the Balance Sheet Date, reasonably be expected to be realised in the normal course of carrying on the business of the relevant Group Company.

(c)	Full provision or reserve has been made in the Accounts for all Taxation liable to be assessed on the relevant Group Company or for which it is or may become accountable in respect of:

(i)	profits, gains or income (as computed for Taxation purposes) arising or accruing or deemed to arise or accrue on or before the Balance Sheet Date;

(ii)	any Transactions effected or deemed to be effected on or before the Balance Sheet Date or provided for in the Accounts; and

(iii)	distributions made or deemed to be made on or before the Balance Sheet Date or provided for in the Accounts.

(d)	Proper provision or reserve for deferred Taxation has been made in the Accounts.

(e)	The profits and losses of each Group Company for the financial period ended on the Balance Sheet Date as shown by the Accounts, the accounts of each Group Company for previous periods delivered to the Purchaser and the trend of profits thereby shown have not (except as therein disclosed) been affected by inconsistencies of accounting practices, by Transactions entered into otherwise than on normal commercial terms or by any other factors which is not in the ordinary course of business of the relevant Group Company rendering such profits for all or any of such periods exceptionally high or low (other than as disclosed in the relevant accounts).

(f)	Each Group Company does not have any outstanding loan capital, nor has it factored any of its debts, or engaged in financing of a type which would not be required to be shown or reflected in the Accounts or borrowed any money which it has not repaid.

(g)	There are no liabilities (including contingent liabilities) which are outstanding on the part of each Group Company, other than those liabilities disclosed in the Accounts or which have arisen in the ordinary course of business since Balance Sheet Date.

(h)	Each Group Company has not been a party to any Transaction which is not in its ordinary course of business and which, if it had taken place on or before the Balance Sheet Date, would have been required to be disclosed or reflected in the Accounts.

(i)	No value was attributed in the Accounts to any asset which was not beneficially owned by the relevant Group Company at the Balance Sheet Date.

4.	Changes since the Balance Sheet Date

From the Balance Sheet Date and up to the Completion Date as regards each Group Company:

(a)	its business has been lawfully carried on in the ordinary course and so as to maintain the same as a going concern;

(b)	it has not disposed of any assets or assumed or incurred any liabilities (including contingent liabilities) otherwise than in the ordinary course of carrying on its business;

(c)	no dividend or other distribution has been declared, made or paid to its members except as provided for in the Accounts or as provided in this Agreement (including the Interim Dividend);

(d)	neither its turnover nor its trading position in respect of the financial year commencing from 1 January 2024 and on a quarter to quarter basis has deteriorated by more than 25%;

(e)	no material change has been made in the emoluments or other terms of employment of its directors or any of its employees with an annual remuneration above S$100,000;

(f)	it has not borrowed any money or issued any guarantee or created any charge or Encumbrance over any asset other than as disclosed in the Accounts or otherwise than in the ordinary course of business;

(g)	no share or loan capital has been allotted or issued or agreed to be issued;

(h)	there has been no unusual increase or decrease in the level of its stock;

(i)	after making due and careful enquiries, it has not learnt of any circumstance making bad or doubtful any of its book debts, save as disclosed in the Accounts or Management Accounts;

(j)	it has not knowingly waived or released any proprietary rights howsoever arising;

(k)	it has not acquired or disposed of or granted any right or option or created any other Encumbrance, save for those created pursuant to this Agreement or in the ordinary course of business;

(l)	no resolutions have been passed and nothing has been done in the conduct or management of its affairs which would be likely to reduce its net asset value; and

(m)	no change has been made to the accounting practices adopted by any Group Company and the accounting practices adopted for the Group Companies are consistent with those adopted in the Accounts.

5.	Litigation

(a)	Since the Balance Sheet Date, no claim has been made against any Group Company.

(b)	No Group Company is at present engaged whether as plaintiff or defendant or otherwise in any legal action, proceeding or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of its business) or being prosecuted for any criminal offence.

(c)	There are no circumstances known to the Vendors which are likely to lead to any such claim or legal action, proceeding or arbitration (other than as aforesaid) or prosecution.

(d)	There is not in force any court injunction, order or directive restraining or restricting any Group Company from carrying on its business or any part thereof.

(e)	To the best of the Vendors’ knowledge or belief, no Group Company is subject to any outstanding judgment, order or decree of any court, tribunal or regulatory or government body or any undertaking to any court, judicial authority or regulatory or government body or any outstanding arbitration award; there are no civil, criminal, administrative or disciplinary or arbitration proceedings in progress, pending or threatened against any Group Company and there are no facts likely to give rise to any such proceedings.

(f)	To the best of the Vendors’ knowledge or belief, neither none of the Group Companies nor any person for whose acts or defaults it may be liable has committed any criminal, illegal or other unlawful act or any breach of contract or statutory duty or any tortious or other act or default which could lead to a claim or proceedings against a Group Company or give rise to or increase the liability or obligation of a Group Company or which could entitle any other person to terminate any contract to which a Group Company is a party.

(g)	To the best of the Vendors’ knowledge or belief, there are no investigations, inquiries or disciplinary proceedings by or before any regulatory, administrative, supervisory or government body concerning any Group Company, whether on-going, pending or threatened and there are no facts likely to give rise to any such investigation, inquiry or proceedings.

(h)	To the best of the Vendors’ knowledge or belief, no Group Company has been convicted of any offence and no director of any Group Company has been convicted of any offences in relation to the Group Company.

6.	Taxation

(a)	There is no liability on any Group Company to Taxation in respect of which a Claim could be made and there are no circumstances likely to give rise to such a liability.

(b)	All income tax, goods and services tax, property tax, stamp duties, and other taxes charges and levies assessed or imposed by any government or governmental or statutory body which have been assessed upon any Group Company and which are due and payable on or before Completion have been paid and were paid on or before the relevant due date for payment.

(c)	In relation to stamp duty assessable or payable in Singapore or elsewhere in the world, as at the date of this Agreement and as at the Completion Date, all documents in the enforcement of which any Group Company may be interested have been duly stamped and no document belonging to any Group Company now or at Completion which is subject to ad valorem stamp duty is or will be unstamped or insufficiently stamped; nor has any relief from such duty been improperly obtained, nor has any event occurred as a result of which any such duty from which any Group Company has obtained relief, has become payable; and all stamp duty payable upon any transfer of shares in any Group Company before Completion has been duly paid.

(d)	In relation to goods and services tax, each Group Company, in its relevant jurisdiction:

(i)	has been duly registered and is a taxable person;

(ii)	has complied, in all respects, with all statutory requirements, orders, provisions, directions or conditions;

(iii)	maintains complete, correct and up to date records as is required by the applicable legislation; and

(iv)	has not been required by the relevant authorities of customs and excise to give security.

(e)	No Group Company has paid nor will it become liable to pay any penalty or interest under any Taxation statute.

(f)	No Group Company has been the subject of an investigation, discovery or access order by or involving any Taxation authority and there are no circumstances existing which make it likely that an investigation, discovery or order will be made.

7.	Contributions

(a)	All deductions and payments required to be made by each Group Company in respect of contributions (including employer’s contributions) to any relevant competent authority have been so made.

(b)	Proper records have been maintained in respect of all such deductions and payments and all regulations applicable thereto have been complied with.

8.	Tax returns

Each Group Company has duly made all returns and given or delivered all notices, accounts and information which on or before the date hereof ought to have been made, given or delivered for the purposes of Taxation and all such returns, notices, accounts and information (and all other information supplied to the Inland Revenue or the Customs and Excise or other Taxation authority concerned for any such purpose) have been complete and correct and made on a proper basis and none of such returns, notices, accounts or information is disputed in any respect by the Taxation authority concerned and there is no fact known to the Vendors which might be the occasion of any such dispute or of any Claim for Taxation in respect of any financial period down to and including the Balance Sheet Date which is not provided for in the Accounts.

9.	Employees

(a)	There are not in existence any contracts of service with directors or employees of any Group Company, nor any consultancy agreements with any Group Company, which cannot be terminated by three (3) months’ notice or less or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation.

(b)	There are no amounts owing to any present or former directors or to employees of any Group Company save for accrued benefits and remuneration due to present directors and employees of each Group Company, full details of which have been set out in the Accounts.

(c)	Save to the extent (if any) to which provision or allowance has been made in the Accounts, no Group Company has made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director or employee which is not allowable as a deduction for the purposes of Taxation.

(d)	Save to the extent (if any) to which provision or allowance has been made in the Accounts:

(i)	no liability has been incurred by any Group Company for breach of any contract of service or for services, for redundancy payments or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee; and

(ii)	no gratuitous payment has been made or promised by any Group Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

(e)	To the best of the Vendors’ knowledge or belief, each Group Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all respects with:

(i)	all obligations imposed on it by all statutes, regulations and mandatory codes of conduct and practice relevant to the relations between it and its employees and has maintained current and adequate records regarding the service of each of its employees; and

(ii)	all relevant orders and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of its employees.

(f)	To the best of the Vendors’ knowledge or belief, none of the employees of any Group Company is a member of a trade union. As such, no Group Company is involved in or has received notice of any industrial or trade dispute or any dispute or negotiation with any trade union or association of trade unions or organisation or body of employees.

(g)	As at the date of this Agreement and as at the Completion Date, no Group Company has in existence, nor is proposing to introduce, any incentive scheme, share incentive scheme, share option scheme, profit sharing scheme or other bonus commission or incentive scheme for all or any part of its directors or employees.

(h)	As at the date of this Agreement and as at the Completion Date:

(i)	no Group Company has hired or committed to hire any employees or independent contractors or promoted or committed to promote any employees into or within the director, manager or officer levels;

(ii)	no employee of any Group Company receives or is entitled (contingently or otherwise) to receive any bonus, commission, variable remuneration, insurance, benefit in kind, motor vehicle for private use or other reward other than wages or salary at a fixed rate, save for the reimbursement of expenses incurred in the normal course of business of the Group Company; and

(iii)	all employees who are required to have employment passes or other required permit entitling such employee to work in Singapore or elsewhere in the world have obtained the requisite employment passes or permit. All such employment passes or permit are valid and subsisting.

(i)	As at the date of this Agreement and as at the Completion Date, no Group Company has offered or agreed to increase the remuneration of or to alter any of the material terms and conditions of employment of any of its employees in a managerial or executive position.

(j)	There are no amounts owing to any present or former employee of any Group Company other than remuneration or commission accrued for the current wage or salary period or for reimbursement of normal business expenses and no present or former employee of any Group Company has any claim against it or right to be indemnified by it arising out of an act or omission in the course of his office or employment on or before the date hereof.

(k)	As at the date of this Agreement and as at the Completion Date, none of the employees of any Group Company has any accrued rights to holiday pay or to pay in lieu of holidays which have not been provided for in full in the Accounts or Management Accounts.

(l)	No Group Company has any agreement or other arrangement (whether or not legally binding) with any trade union or other body representing employees of the Group Company or any of them and no Group Company recognises any trade union or other body representing employees of the Group Company or any of them.

(m)	There has been no strike, work to rule, work stoppage, work interference activity or industrial action (official or unofficial) by any employee of any Group Company within the last 5 years, threatened or otherwise.

(n)	As at the date of this Agreement and as at the Completion Date, no employee of any Group Company with an annual remuneration of S$60,000 or more has resigned or submitted a letter of resignation or threatened to resign or indicated an intention to resign that the Vendors are aware of.

(o)	There is no agreement, arbitration or court decisions or governmental, regulatory or supervisory orders which are binding on any Group Company which limit or restrict in any way the Group Company from relocating or closing any of its operations.

10.	Pensions, Grants and Employment Schemes

(a)	As at the date of this Agreement and as at the Completion Date, save for those required by law of the relevant jurisdiction, there is not in existence nor has any proposal been announced to establish any retirement, death or disability benefit schemes for directors or employees nor are there any obligations to or in respect of present or former directors or employees with regard to retirement, death or disability pursuant to which any Group Company is or may become liable to make payments and no pension or retirement or sickness gratuity is currently being paid or has been promised by any Group Company to or in respect of any former director or former employee.

(b)	Where grants, subsidies or allowances have been applied for or received by any Group Company from any government body, there are no grounds upon which any such grant, subsidy or allowance or any part thereof could be liable to be repaid or recovered whether by reason of Completion or otherwise.

(c)	No Group Company is party to any scheme or programme relating to the temporary or permanent engagement or training of employees under which it receives any subsidy or other financial assistance from any government body.

11.	Debts to, contracts with, connected persons

(a)	Save as disclosed in the Accounts, there are:

(i)	(A) no loans made by any Group Company to, and (B) no debts (whether or not due for payment and including contingent liabilities) or unfulfilled obligations (present or future, actual or contingent) owing to, the Vendors or to any director, officer, employee or shareholder of any Group Company;

(ii)	no securities given by or to any Group Company (including guarantees or indemnities) for any such loans or debts as aforesaid; and

(iii)	no claim or circumstance which may give rise to a claim against any Group Company by the Vendors or any director, officer, employee or shareholder of any Group Company.

(b)	Save as disclosed in the Accounts, there are no existing contracts, arrangements, understandings or engagements to which any Group Company is a party and in which the Vendors, and/or any director, officer, key employees or shareholder of the Group Company is directly or indirectly interested.

(c)	Save as disclosed in the Accounts, there is no contract, arrangement or understanding to which any Group Company is a party or by which it is bound which is not on entirely arm’s length terms.

(d)	The financial position of each Group Company and its results as appearing from the Accounts were not and have not since been affected by any Transaction, contract or arrangement not on entirely arm’s length terms.

12.	Capital commitments, unusual contracts, guarantees

Each Group Company:

(a)	does not have any capital commitment in excess of S$500,000;

(b)	is not a party to any contract entered into otherwise than in the ordinary and usual course of business or subject to non-competition restriction;

(c)	has not delegated any powers under a power of attorney which remains in effect;

(d)	has not, by reason of any default by it of any of its obligations, become bound or liable to be called upon to repay prematurely any loan capital or borrowed moneys;

(e)	is not a party to any agreement which is or may become terminable or which contain provisions which may operate adversely against the Group Company as a result of the entry into this Agreement or Completion;

(f)	has not entered into nor is bound by any guarantee or indemnity under which any liability or contingent liability is outstanding;

(g)	is not and has not agreed to become a member of any joint venture, consortium, partnership or other unincorporated association; is not and has not agreed to become, a party to any agreement or arrangement for participating with others in any business sharing commissions or other income;

(h)	is not a party to any agreement or arrangement which restricts its freedom to carry on its business in any part of the world in any manner; or

(i)	has not and will not at any time prior to Completion sell or otherwise dispose of any shares or capital or assets in circumstances such that it is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal.

13.	Book debts

Save as disclosed in the Accounts, none of the book debts which are included in the Accounts or which have subsequently arisen have been outstanding for more than 6 months as at the date of this Agreement and each such debt has realised or will realise in the normal course of collection its full value as included in the Accounts or in the books of the Group Company after taking into account any provision for such debt made in the relevant Accounts.

14.	Insurance

(a)	To the best of the Vendors’ knowledge and belief, there exist valid insurance policies taken out by each Group Company to insure it adequately against liabilities and losses and risks to which persons operating the types of businesses operated by the Group Company is exposed or to comply with the applicable laws.

(b)	In respect of such insurances:

(i)	all premiums have been duly paid to date;

(ii)	all the policies are in force and are not voidable on account of any act, omission or non-disclosure on the part of the insured party; and

(iii)	none of the insurance policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the usual rate.

(b)	No claims have been made by any Group Company on its insurers, nor have any circumstances arisen which may give rise to any claim, which (in either case) could have the effect of causing future premiums to be higher than would otherwise be the case.

15.	Title to and condition of assets

(a)	All assets (including all intangible assets) owned, held or used by each Group Company which are included in the Accounts or have otherwise been represented as being the property of the Group Company:

(i)	are legally and beneficially owned by it free from any Encumbrance;

(ii)	are in its possession or under its exclusive control; and

(iii)	are situated in Singapore or Malaysia, as the case may be.

All debts due to each Group Company which are included in the Accounts or have otherwise been represented as being due to the Group Company are legally and beneficially owned by it free from any Encumbrance.

(b)	There is no Encumbrance on, over or affecting the whole or any part of the undertaking, assets or debts of any Group Company and there is no agreement or commitment to give or create any Encumbrance and no claim has been made by any person to be entitled to any Encumbrance and save for hire-purchases and other lease commitments arising in the ordinary course of business, none of such undertaking, assets or debts are the subject of any factoring arrangement, hire-purchase, conditional sale or credit sale agreement.

(c)	Each Group Company is able to prove title to all the assets owned by it.

(d)	No Group Company has received any sum, property or benefit the payment or transfer of which is liable to be avoided, or which is liable to be recovered from it, under any rule or law and no Group Company holds any sum, property or right as trustee or constructive trustee.

(e)	The assets owned by each Group Company comprise all the assets necessary to enable the Group Company to carry on its business fully and effectively in the ordinary course as carried on up to the present time and no such assets are used wholly or partly for any purpose other than its business.

(f)	All assets owned or used by each Group Company which are subject to a requirement of licensing or registration of ownership, possession or use are duly licensed or registered in its sole name.

(g)	Nothing has occurred or is likely to occur in relation to an asset held by any Group Company, under a lease or similar agreement, whereby the rental payable has been, or is likely to be, increased, until the date of expiry of the same.

(h)	All vehicles owned by each Group Company (including without limitation, company vehicles used by any of its employees) are registered in its sole name and are duly licensed and insured for all purposes for which they are used, all registration documents relating thereto are in its possession, and all necessary goods vehicle operators’ licences are held by it.

(i)	The assets registers of each Group Company comprise a complete and accurate record of all machinery, equipment and vehicles owned, held or used by it and are capable of being reconciled in respect of each item with the book values of such assets in its accounting records, save for items which have fully depreciated.

(j)	All machinery, equipment and vehicles owned or used by each Group Company are in reasonably good and safe repair and condition having regard to their respective age, have been regularly and properly maintained and is in working order, and none is in a dangerous or (in the case of vehicles) unroadworthy condition or in need of renewal or replacement.

(k)	Where relevant, maintenance contracts are in full force and effect in respect of all assets of each Group Company which it is normal or prudent to have maintained by independent or specialist contractors and which it is obliged to maintain or repair under any hire purchase, leasing, rental, insurance or other agreement.

16.	Compliance with leases and other agreements

(a)	The terms of all material leases and agreements to which each Group Company is a party have been duly complied with by it.

(b)	No such lease or agreement will become subject to avoidance, revocation or be otherwise affected upon or in consequence of the making or implementation of this Agreement.

(c)	True and complete copies of all such leases and agreements have been delivered by the Vendors to the Purchaser.

17.	Statutory and other requirements, consents and licences

(a)	Each Group Company has carried on its business in accordance with applicable laws and regulations in its relevant jurisdiction and there is no investigation or enquiry by, or order, decree or judgment of, any court or any governmental agency or regulatory body outstanding or anticipated against any Group Company or which may have an adverse effect upon any of its assets or business.

(b)	All statutory and other requirements applicable to the carrying on of the business of each Group Company as now carried on, and all conditions applicable to any licences and consents involved in the carrying on of such business, have been complied with and the Vendors are not aware of any breach thereof or of any intended or contemplated refusal or revocation of any such licence or consent.

18.	Books and records

(a)	The statutory records, registers and books and the books of account of each Group Company have been properly kept, are duly drawn up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title and copies of all subsisting agreements to which each Group Company is a party) are its property, in its possession or under its control. All accounts, documents and returns required to be delivered or made to the Registrar of Companies (or equivalent officer) in Singapore have been duly and correctly delivered or made.

(b)	No Group Company has received any notice of any application or intended application under any applicable legislation for the rectification of its statutory records, registers and/or books.

(c)	All charges in favour of each Group Company have (if appropriate) been registered in accordance with the provisions of any applicable legislation.

19.	Options on share capital or assets

(a)	No unissued shares or capital of any Group Company are under option or agreed conditionally or unconditionally to be placed under option or created or issued.

(b)	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance on, over or affecting the shares or capital in, or any of the assets or businesses of, any Group Company and there is no agreement or commitment to give or create any of the foregoing.

20.	Intellectual Property Rights

(a)	All Intellectual Property Rights used or required by each Group Company in connection with its business (including, without limitation, all and any products manufactured, assembled and/or sold or leased or rented by it) are in full force and effect and are vested in and beneficially owned by it.

(b)	Each Group Company has copyright in all drawings and design rights in all designs relating to its business (if any) and all such drawings and designs are in its possession and it has not supplied copies of any such drawings or designs to any other person, save in the ordinary course of its business.

(c)	Each Group Company does not require any patent, trade or service mark, registered design, copyright, design right, licence or other right of any other person in order to manufacture or sell or lease its products or to use the processes employed in its business as presently carried on and none of the activities of each Group Company infringes any patent or other intellectual property of any kind whatsoever of any other person or gives rise to an obligation to pay any sum in the nature of a royalty.

(d)	Each Group Company is the sole beneficial owner of its Intellectual Property Rights (if any), and each of those Intellectual Property Rights is valid and enforceable, and none of them is being used, claimed, opposed or attached by any other person.

(e)	No right or licence has been granted to any person by any Group Company to use in any manner or to do anything which would or might otherwise infringe any of the Intellectual Property Rights referred to above; and no act has been done or omission permitted by any Group Company whereby such Intellectual Property Rights or any of them have ceased or might cease to be valid and enforceable.

(f)	The business of each Group Company as now carried on does not and is not likely to infringe any Intellectual Property Right of any other person or give rise to a liability pursuant to the laws relating to Intellectual Property Rights.

(g)	Each Group Company has not (otherwise than in the ordinary and normal course of business) intentionally disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Purchaser any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

(h)	Nothing has been done or omitted by any Group Company which would enable any licensee under a licence granted by it to be terminated or which in any way constitutes a breach of the terms of any licence.

21.	Subsidiaries and Associated Companies

Save as disclosed to the Purchaser, no Group Company is the legal or beneficial owner or holder of any share nor has any interest of any description in any other corporation and does not have any associated company (being a company which falls to be treated as such for the purposes of the Singapore Accounting Standards and/or the International Financial Reporting Standards).

22.	Property

(a)	Mplus Elite Pte. Ltd. is the legal and beneficial owner and has a good and marketable title to the leasehold property at 10 Kaki Bukit Avenue 4 #05-65 Premier @ Kaki Bukit Singapore 415874. Save for the aforesaid, no Group Company owns any other freehold or leasehold property.

(b)	Save for the property refered to in paragraph 22(a), the properties which are occupied or otherwise used by each Group Company in connection with its business are occupied or used under lease, the terms of which permit the occupation or use.

(c)	Each Group Company has complied and is complying with:

(i)	all permissions, orders and regulations applicable to the properties which it occupies or uses; and

(ii)	all applicable statutory and by-law requirements with respect to the properties which it occupies or uses.

(d)	With respect to the properties rented or leased by each Group Company:

(i)	true, complete and correct copies of all leases have been delivered by the Vendors to the Purchaser;

(ii)	each Group Company has paid the rent and observed and performed in all material respects the covenants on the part of the tenant and the conditions contained in any leases under which the properties are held, and all the leases are valid and in full force;

(iii)	all licences, consents and approvals required from the landlords under any leases have been obtained and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed in all material respects;

(iv)	there are no rent reviews under the leases held by any Group Company in progress;

(v)	no obligation necessary to comply with any notice or other requirement given by the landlord under any leases is outstanding and unobserved or unperformed.

23.	Corporate Matters

(a)	Each Group Company has been duly incorporated and is validly existing under the laws of its relevant jurisdiction.

(b)	The Vendors are the legal and beneficial owners of the Sale Shares free and clear of any Encumbrance and the Company has not exercised any lien over any of its issued shares and there is no outstanding call on any of the Sale Shares and all of the Sales Shares are fully paid.

(c)	The Sale Shares constitute 54% of all the issued shares in the Company.

(d)	No Group Company has and has ever had any place of business or branch or permanent establishment outside its relevant jurisdiction.

(e)	No Group Company has reduced, repaid or purchased any of its share capital, and there are no options or other agreements outstanding which call for the issue of or accord to any person the right to call for the issue of any shares in the capital of any Group Company or the right to require the creation of any Encumbrance over any shares in its share capital.

(f)	Each Group Company has complied with its constitution (or the equivalent constitutive documents) in all material respects and none of the activities, agreements, commitments or rights of any Group Company is ultra vires or unauthorised.

(g)	All governmental approvals, licences and authorisations which were necessary in connection with the incorporation of each Group Company, the allotment or transfer of shares in each Group Company to the present and former holders thereof and the appointment of directors were duly obtained and such approvals, licences and authorisations (and of all amendments and supplements thereto) have been disclosed to the Purchaser.

(h)	Save as disclosed in the Accounts and save for those debts arising in the ordinary course of business, each Group Company shall be free of any debt or liability of any nature whatsoever (whether actual, contingent or otherwise) as at the Completion Date.

(i)	Each Group Company can pay and discharge, or cause to be paid and discharged, all its debts and liabilities when they mature or become due or are expressed to be due.

24.	Fees, Commissions and Brokerage

(a)	No person is entitled to recover from any Group Company any finders’ fees, brokerage or other commission in connection with the sale and purchase of the Sale Shares under this Agreement.

(b)	No claim or demand for payment of commission, legal or accountancy fees or other payments has been or will be made against any Group Company by any person directly or indirectly in connection with the negotiations leading to this Agreement.

25.	Computers and Computer Systems

(a)	To the best of the Vendor’s knowledge and belief, all software used that have been purchased by each Group Company on or stored or reside in the computers or computer systems owned by each Group Company:

(i)	are lawfully held and used and does not infringe the copyright or other Intellectual Property Rights of any person and all copies held have been lawfully made;

(ii)	as to the copyright therein:

(A)	in the case of standard package software purchased outright, are licensed to it on an express or implied licence which does not require it to make any further payments (save for ordinary fees for maintenance and software support), are not terminable without its consent and which imposes no restrictions (save as to copying) on the use or transfer of the software; and

(B)	in the case of all other software, is licensed to it on the terms of a written licence.

(b)	No software owned by or licensed to any Group Company is used by or licensed by it to any other person, save for any sub-licensing in the ordinary course of business.

26.	Banking and Finance

(a)	The Company does not have any bank, building society or other similar account (whether in credit or overdrawn) other than the current account(s) at the banks disclosed to the Purchaser and details of those accounts, including the overdraft limit thereon and the relevant bank mandates, have been disclosed to the Purchaser, and there have been no payments out of or drawings against the said accounts except for payment in the ordinary and proper course of business.

(b)	Save as disclosed to the Purchaser, no Group Company has any liabilities in the nature of borrowings or in respect of debentures or negotiable instruments other than cheques drawn in the ordinary course of business on the bank account(s) referred to in paragraph 26(a) and save as disclosed to the Purchaser, no Group Company is a party to any loan agreement, facility letter or other agreement for the provision of credit or financing facilities to it or any agreement for the sale, factoring or discounting of debts.

(c)	No circumstances have arisen which could now (or which could with the giving of notice or lapse of time or both) entitle a provider of finance to any Group Company (other than on a normal overdraft facility) to call in the whole or any part of the monies advanced or to enforce its security, and no provider of finance to it on overdraft facility has demanded repayment or indicated that the existing facility will be withdrawn or reduced or not renewed or that any terms thereof will be altered to its disadvantage. None of each Group Company’s credit lines or facilities or any offers in respect thereof shall be terminated, revoked or reviewed as a consequence of the change in shareholdings upon Completion.

(d)	All of each Group Company’s borrowings if not already disclosed in writing, are disclosed in the Disclosure Letter.

(e)	No Group Company has engaged in any borrowing or financing Transaction or arrangement which does not appear as borrowings in the relevant Accounts.

(f)	Save as disclosed in the Disclosure Letter, no Group Company or any other person has given or undertaken to give any security or guarantee for any of its liability.

(g)	No Group Company has given or undertaken to give any security or guarantee for any liability of any person.

27.	Contracts

(a)	None of the contracts or purported contracts of any Group Company is void, voidable or unenforceable by it. No Group Company is in breach of any of its contractual obligations and no other party to any contract to which any Group Company is a party is in breach of that contract or is unlikely to be able or willing to fulfil its contractual obligations.

(b)	No event or omission has occurred or been permitted to arise which would entitle any third party to terminate prematurely any contract to which any Group Company is a party or call in any money or enforce any obligation before the date on which payment or performance would normally be due.

(c)	Each Group Company has complete and accurate records of the terms of all contracts to which it is a party or by which it is bound.

(d)	Each Group Company has provided to the Purchaser all the contracts that the Purchaser wishes to inspect.

28.	Customers and Suppliers

So far as the Vendors are aware, there has been no express communication by any customer, supplier and/or employee of any Group Company which would indicate that the attitudes, actions or prices of such customer, supplier and/or employee (with regard to the Company) will be prejudicially affected by the execution or completion of this Agreement.

29.	Product Liabilities

(a)	Save for any condition or warranty implied by law or given in the ordinary course of business, no Group Company has given any guarantee, condition or warranty or made any representation in respect of goods or services supplied or contracted to be supplied by it or accepted any obligation which could give rise to any liability after any such goods or services have been supplied by it.

(b)	No Group Company has received notice of any claim which remains outstanding alleging the failure to perform, either properly or at all, any services performed or to be performed by any Group Company nor are there any circumstances which could give rise to any such claims.

(c)	Save in the ordinary course of business, no Group Company has agreed to issue a credit note or to write off or reduce indebtedness in respect of any goods or services supplied by it.

30.	Insolvency

To the best of the Vendors’ knowledge:

(a)	no order has been made or petition presented or resolution passed for the winding-up or administration of any Group Company, nor are there any grounds on which any person would be entitled to have any Group Company wound-up or placed in administration, nor has any person threatened to present such a petition or convened or threatened to convene a meeting of any Group Company to consider a resolution to wind up any Group Company or any other resolutions, nor has any step been taken in relation to any Group Company under the law relating to insolvency or the relief of debtors in any part of the world;

(b)	no distress, execution or other process has been levied on any asset owned or used by any Group Company, nor has any person threatened any such distress, execution or other process;

(c)	no person has appointed or threatened to appoint or become entitled to appoint a receiver or receiver and manager or other similar officer of any Group Company’s business or assets or any part of them;

(d)	no Group Company has ceased trading or stopped payment to its creditors and there are no grounds on which any Group Company could be found to be unable to pay its debts;

(e)	no composition in satisfaction of the debts of any Group Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved;

(f)	no event has occurred causing or which upon intervention or notice by any third party may cause any floating charge created by any Group Company to crystallise or any charge created by any Group Company to become enforceable, nor has any such crystallisation occurred nor is such enforcement in process; and

(g)	in relation to any property or assets held by any Group Company under any hire purchase, conditional sale, chattel leasing or retention of title agreement or otherwise belonging to a third party, no event has occurred which entitles, or which upon intervention or notice by a third party may entitle, the third party to repossess the property or assets concerned or terminate the agreement or any licence in respect of the same.

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SCHEDULE 3

LIMITATION OF LIABILITIES

The liabilities of the Vendors under this Agreement shall be limited as set out in this Schedule 3. Notwithstanding anything herein to the contrary, the limitations set forth in this Schedule 3 shall not apply to losses incurred by the Purchaser, YY Group and/or any Group Company in connection with or arising from fraud or wilful misrepresentation.

1.	Time Limitation for Claims

The Vendors shall not be liable under this Agreement in respect of any claim unless a claim is made by the Purchaser and/or YY Group:

(a)	in the case of any claim that relates to Taxation matters, within a duration of three (3) years after the Completion Date;

(b)	in the case of any claim in relation to Fundamental Warranties, there shall be no time limitation for such claims; and

(c)	in the case of any other claim, within a duration of eighteen (18) months after the Completion Date.

2.	Minimum Claims

2.1	Save for any claim in relation to Fundamental Warranties or Taxation matters, the Vendors shall not be liable under this Agreement in respect of any individual claim (or a series of claims arising from substantially identical facts or circumstances) where the liability agreed or determined in respect of any such claim or series of claims does not exceed S$100,000.

2.2	The Vendors shall not be liable for any claim under this Agreement unless and until the aggregate amount of losses which may be recovered by the Purchaser and/or YY Group equals or exceeds S$200,000 (the “Basket”), in which case the Vendors shall be liable for the aggregate amount of losses including the amount of the Basket, provided that the aggregate amount which may be recovered from the Vendors shall not exceed S$650,000.

3.	Contingent Liabilities

The Vendors shall not be liable for any claim in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable, but this paragraph 3 shall not operate to avoid a claim made in respect of a contingent liability within the time limit specified in paragraph 1.

4.	Losses

The Vendors shall not be liable for any claim in respect of any loss of profit, loss of goodwill or any indirect or consequential losses.

5.	Provisions

The Vendors shall not be liable for any claim if and to the extent that:

(a)	proper allowance, provision or reserve is made in the Accounts or Management Accounts of any Group Company for the matter giving rise to the claim; and/or

(b)	the Warranties are qualified by the disclosures set out in the Disclosure Letter.

6.	Matters Arising Subsequent to this Agreement

The Vendors shall not be liable for any claim if and to the extent that the claim has arisen as a result of:

(a)	Agreed Matters: any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any other document referred to or contemplated in this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser and YY Group;

(b)	Acts of the Purchaser and/or YY Group: any act, omission or transaction of the Purchaser and/or YY Group, or any of their respective directors, officers, employees or agents or successors in title, after Completion;

(c)	Changes in Laws

(i)	the passing of, or any change in, after the Completion, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the Completion Date;

(ii)	any change after the Completion Date of any generally accepted interpretation or application of any legislation; or

(iii)	any change after the Completion of any generally accepted accounting principles, procedure or practice; and

(d)	Accounting and Taxation Policies: any change in accounting or Taxation policy, bases or practice of any Group Company introduced or having effect after the Completion Date unless such changes are required to correct errors made prior to the Completion Date.

7.	Insurance

The Vendors shall not be liable for any claim if and to the extent that the losses in respect of which the claim is made (i) are covered by a policy of insurance or (ii) would have been covered if the policies of insurance for the benefit of the relevant Group Company in force at the Completion Date had been maintained after Completion on no less favourable terms.

8.	Net Financial Benefit

The Vendors shall not be liable for any claim in respect of any losses suffered by the Purchaser, YY Group or any Group Company (as the case may be) if and to the extent that the Purchaser, YY Group and/or any Group Company (as the case may be) receives any corresponding savings or net quantifiable financial benefit arising directly from such losses or the facts giving rise to such losses (for example where the amount (if any) by which any Taxation for which the Purchaser, YY Group and/or the relevant Group Company would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability).

9.	Right to Recover

(a)	The Vendors shall not be liable to pay an amount in discharge of any claim unless and until the liability for which the claim is made has become due and payable.

(b)	If the Vendors have paid an amount in discharge of any claim and subsequently the Purchaser, YY Group and/or any Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser, YY Group and/or the relevant Group Company (in whole or in part) for the loss or liability which is the subject matter of the claim, the Purchaser, YY Group and/or the relevant Group Company shall procure that all steps are taken as the Vendors may reasonably require to enforce such recovery and shall ensure that the Purchaser, YY Group and/or the relevant Group Company pay to the Vendors as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the claim; or if less (ii) the amount previously paid by the Vendors to the Purchaser, YY Group and/or the relevant Group Company less any Taxation attributable to it.

10.	No double recovery and no double counting

The Purchaser and YY Group may not recover for breach of or under this Agreement or otherwise more than once in respect of the same losses suffered and no amount (including any relief) (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or otherwise.

11.	Mitigation

The Purchaser, YY Group or the Group Companies (as the case may be) shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any losses which in the absence of mitigation might give rise to a liability for any claim for breach of or under this Agreement, provided that the Purchaser, YY Group and the Group Companies shall be indemnified by the Vendors as to all costs and expenses which the Purchaser, YY Group and the Group Companies may reasonably incur by reason of such action.

12.	Cure Period

If a breach of the Agreement is capable of remedy, the Purchaser, YY Group or the relevant Group Company (as the case may be) shall only be entitled to compensation if it gives the Vendors written notice of the breach and the breach is not remedied to the satisfaction of the Purchaser, YY Group or the relevant Group Company (as the case may be) within 30 days after the date on which such notice is served on the Vendors.

13.	Forecasts

The Purchaser and YY Group acknowledge and agree that no statement, promise or forecast made by or on behalf of the Vendors may form the basis of any claim by the Purchaser and/or YY Group under or in connection with this Agreement or any document contemplated in this Agreement. In particular, no representation or warranty is made as to the accuracy of any forecasts, estimates, projections, statements of intent or opinion provided to the Purchaser, YY Group or their respective representatives on or before the date of this Agreement.

14.	Claims

(a)	Notice of any claim shall be given by the Purchaser, YY Group or the relevant Group Company (as the case may be) to the Vendors within the time limits specified in paragraph 1 of this Schedule and shall not be valid unless it specifies reasonable information in relation to the legal and factual basis of the claim and the evidence on which the Purchaser, YY Group or the relevant Group Company (as the case may be) relies (including, where the claim is the result of or in connection with a Third Party Claim, evidence of the Third Party Claim) and setting out an estimate of the amount of losses which is, or is to be, the subject of the claim (including any losses which are contingent on the occurrence of any future event).

(b)	Any claim by the Purchaser, YY Group or the relevant Group Company (as the case may be) against the Vendors shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn twelve months after the notice is given unless legal proceedings in respect of the claim have been commenced by being both issued and served.

(c)	In connection with any matter or circumstance that may give rise to a claim:

(i)	the Purchaser and YY Group shall allow, and shall procure that the Group Companies allow, the Vendors and their respective financial, accounting or legal advisers to investigate the matter or circumstance alleged to give rise to the claim and whether and to what extent any amount is payable in respect of such claim; and

(ii)	the Purchaser, YY Group or the relevant Group Company (as the case may be) shall disclose to the Vendors all material of which it is aware which relates to the claim and shall, and shall procure that the Group Companies shall, give all such information and assistance, including access to premises and personnel, making such personnel available for factual interviews, preparation for testimony, giving evidence, producing affidavits and other similar activities, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Vendors or their respective financial, accounting or legal advisers may reasonably request.

15.	Conduct of third party claims

If the matter or circumstance that may give rise to a claim is a result of or in connection with a Third Party Claim, then provided that the Vendors shall indemnify the Purchaser, YY Group and the Group Companies against all costs and expenses that may be reasonably incurred by them:

(a)	the Purchaser, YY Group or the relevant Group Company (as the case may be) shall consult with the Vendors in relation to the conduct of the Third Party Claim and shall take reasonable account of the views of the Vendors before taking any action in relation to the Third Party Claim;

(b)	no admissions in relation to the Third Party Claim shall be made by or on behalf of the Purchaser, YY Group or the relevant Group Company (as the case may be) and the Third Party Claim shall not be compromised, disposed of or settled without the written consent of the Vendors (such consent not to be unreasonably withheld or delayed); and

(c)	the Purchaser, YY Group or the relevant Group Company (as the case may be) shall take such action as the Vendors may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim.

SCHEDULE 4

SHAREHOLDERS AGREEMENT

Dated _____________________

Shareholders’ Agreement

Mediaplus Venture Group Pte. Ltd.

(Company)

The persons whose names and particulars are set out in Schedule 1

(Shareholders)

Contents

1	Definitions and interpretation	1

2	General	6

3	The Board	7

4	Proceedings of Directors	8

5	Shareholder and Board Reserved Matters	10

6	Accounting and Information Rights	11

7	Issue of New Securities	11

8	Transfer of Shares	12

9	Buy Out	16

10	Restrictive Covenants	16

11	Event of Default	17

12	Representations and Warranties	19

13	Termination	19

14	Announcements and Confidentiality	20

15	Shareholders’ Agreement to prevail	21

16	Costs and expenses	21

17	Assignment	21

18	Remedies and waivers	22

19	Time of essence	22

20	Further assurance	22

21	Counterparts	22

22	Entire Agreement	23

23	Notices	23

24	Illegality	23

25	Variations	24

26	No fetter on the Company’s powers	24

27	Third party rights	24

28	Governing law and jurisdiction	24

Schedule 1 –	The Shareholders	25

Schedule 2 –	Reserved Matters	26

i

Shareholders’ Agreement (this “Agreement”)

Dated _____________________ (“Effective Date”)

Between:

(1)	Mediaplus Venture Group Pte. Ltd. (Company Registration No. 202432781E), a company incorporated in Singapore whose registered office is at 10 Kaki Bukit Avenue 4, #05-65, Premier @ Kaki Bukit, Singapore 415874 (the “Company”);

AND

(2)	Teo Kai Jie and Tan Lee Yoen (the “Founders”), and Mediaplus Limited (the “Investor”), being the persons whose names and particulars are set out in Schedule 1 (collectively, the “Shareholders”);

(collectively, the Parties and each, a Party).

Recitals

A	The Parties have entered into a share purchase agreement dated ______________ 2024 (the “Share Purchase Agreement”), pursuant to which the Founders has agreed, inter alia, to transfer in aggregate 5,400 Shares (as defined below) to the Investor.

B	This Agreement is entered into for the purposes of regulating the relationship between the Founders and the Investor, as shareholders of the Company and setting out the rights and obligations of the Parties in respect of the Company.

It is agreed

1	Definitions and interpretation

1.1	Definitions

Capitalised words used in this Agreement shall have the meanings given to them in the Share Purchase Agreement, unless otherwise provided herein. In this Agreement the following definitions apply:

“Accepting Shareholder” has the meaning ascribed to it in Clause 9.4.

“Act” means the Companies Act 1967 of Singapore, as amended or modified from time to time.

“Active Founder” means a Founder who is employed by any Group Company as an employee.

“Affiliate” with respect to any Person, means any other Person, that directly or indirectly, Controls, is Controlled by, or is under common Control with, that first-mentioned Person, and for the avoidance of doubt, where such Person is an individual, the expression “Affiliate” shall also include the parents, spouse, children (including step-children), siblings, uncles, aunts, cousins, nephews, nieces, grandparents, grandchildren and half-siblings of such individual.

“Annual Budget” means has the meaning ascribed to it in Schedule 2.

“Applicable Laws” means, with respect to any Person, any and all applicable constitutions, treaties, statutes, laws, by-laws, regulations, ordinances, codes, rules, rulings, judgments, rules of common law, orders, decrees, awards, injunctions or any form of decisions, determinations or requirements of or made or issued by, governmental, statutory, regulatory, administrative, supervisory or judicial authorities or bodies (including without limitation, any relevant stock exchange or securities council) or any court, arbitrator or tribunal with competent jurisdiction, whether in Singapore or elsewhere, as amended or modified from time to time, and to which such Party is subject.

1

“Board” means the board of directors for the time being of the Company.

“Board Reserved Matters” means those matters as set out in Part B of Schedule 2.

“Business” means the business of web design and development and digital marketing, and such other business as the Shareholders may agree from time to time.

“Company Offer Period” has the meaning ascribed to it in Clause 9.2;

“Competitor” means any person engaging or operating, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), the business activities and/or the provision of services and/or products that are substantially similar to the Business in any relevant jurisdiction where the Business is undertaken by the Group.

“Confidential Information” means (a) the existence and contents of this Agreement, any other agreement or arrangement contemplated by this Agreement; (b) any information which is proprietary and confidential to the Group, or any of the Parties, including but not limited to information concerning or relating in any way whatsoever to its business or other arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by the Group or any of the Parties; (c) any information concerning the organisation, business, finances, transactions or affairs of the Group or any of the Parties, its dealings, secret or confidential information which relates to its business or any of its principals’, clients’ or customers’ transactions or affairs, its documentation, employment and other contracts, manuals, budgets, financial statements or information, accounts, dealers’ lists, customer lists, supplier lists, leases, marketing studies, drawings, notes, memoranda and the information contained therein; (d) any information therein in respect of trade secrets, technology and technical or other information relating to the development, manufacture, analysis, marketing, sale or supply or proposed development, manufacture, analysis, marketing, sale or supply of any products or services by the Group or any of the Parties, and plans for the development or marketing of such products or services; and (e) information and material which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone.

“Constitution” means the constitution of the Company from time to time.

“Control” means in respect of a first Person, possession by another Person or group of other Persons, acting jointly or in concert, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such first Person, or to elect a majority of the members of the board of directors or to appoint trustees of such first Person, whether through ownership of voting securities, by contract, by virtue of provisions contained in organisational documents or otherwise; and for greater certainty and without limitation, a Person is deemed Controlled by another Person if: (i) the second Person owns securities (other than by way of security only), directly or indirectly, of the first Person entitling the second Person to exercise more than 50% of the votes exercisable at any meeting of that first Person, together with the right to elect a majority of the directors (or individuals performing a similar function or occupying a similar position) of the first Person; (ii) the first Person is a partnership, other than a limited partnership, and the second Person holds more than 50% of the interests or units of the partnership or the right to exercise more than 50% of the votes exercisable at any meeting of partners of that partnership; (iii) the first Person is a limited partnership and the second Person is the general partner of the limited partnership or Controls the general partner of the limited partnership; or (iv) the first Person is a trust and the second Person is the owner, directly or indirectly, of more than 50% of the voting securities of its trustee, if the latter is a legal Person, or in other cases, possess, directly or indirectly, the power to appoint its sole trustee or a majority of its trustees, or in either case, owns, directly or indirectly, more than 50% of its trust units or beneficiaries interest. For the avoidance of doubt, a general partner is deemed to control a limited partnership and a fund or investment holding company whose funds are advised or managed directly or indirectly by a Person or by any fund management entity whose management is controlled directly or indirectly by the current management of that Person shall also be deemed to be Controlled by such Person.

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“Defaulting Shareholder” has the meaning ascribed to it in Clause 12.1.

“Deed of Adherence” means a deed of ratification and accession substantially in the form set out in Schedule 3.

“Directors” mean the directors of the Company from time to time.

“Electing Tag Right Holder” has the meaning ascribed to it in Clause 9.9;

“Encumbrance” means any mortgage, charge (fixed or floating), pledge, hypothecation, lien, assignment by way of security, title retention, option, right to acquire, right of pre-emption, right of set off, counterclaim, trust arrangement or any other security, preferential right, equity or restriction, and any agreement to give or create any of the foregoing.

“Event of Default” has the meaning ascribed to it in Clause 12.1.

“Financial Year” means the financial year commencing from 1 January and ending on 31 December.

“Founder Directors” has the meaning ascribed to it in Clause 3.1(a).

“Group” or “Group Companies” means the Company and its Subsidiaries, and “Group Company” means any of them.

“Immediate Family Member” means, in relation to a Person who is a natural person, such person’s spouse, child, stepchild or siblings.

“Interest” includes:

(a)	in relation to any Shareholder, any direct or indirect financial or commercial interest of that Shareholder or its Affiliates arising from any existing or proposed arrangement, contract, litigation or other proceedings between any Group Company or any of its Subsidiaries on the one hand and that Shareholder and any of its Affiliates on the other; and

(b)	in relation to any Director, any interest of the Shareholder who appointed him (or its Affiliates) and/or any interest required to be disclosed by the Director under the Act or any Applicable Laws.

“Investor Directors” has the meaning ascribed to it in Clause 3.1(b).

“Non-Defaulting Shareholder” has the meaning ascribed to it in Clause 12.2(a).

“Offer Notice” has the meaning ascribed to it in Clause 9.2.

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“Offered Shareholders” has the meaning ascribed to it in Clause 9.3.

“Oversubscribing Accepting Shareholder” has the meaning ascribed to it in Clause 9.4;

“Permitted Transferee” has the meaning ascribed to it in Clause 9.15.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organisation, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“Potential Purchaser” has the meaning ascribed to it in Clause 15.3.

“Pro Rata Share” in respect of any Shareholder, means the ratio of (i) all Shares (calculated on a fully diluted basis) held by such Shareholder, to (ii) the total number of Shares (calculated on a fully diluted basis) held by all Shareholders who are entitled to such right pursuant to the relevant provision under this Agreement, which for the avoidance of doubt, refers to (a) all Shareholders for the purpose of Clause 7, and (b) all Offered Shareholders for the purpose of Clause 9.

“Purchaser” has the meaning ascribed to it in Clause 9.2.

“Put Option Notice” means the notice in the form set out in Schedule 4.

“Put Purchase Price” has the meaning ascribed to it in Clause 10.1

“Qualified IPO” means an initial public offering and listing of the Shares on the Singapore Exchange Securities Trading Limited, Hong Kong Exchanges and Clearing Limited, London Stock Exchange, Alternative Investment Market on the London Stock Exchange, New York Stock Exchange, National Association of Securities Dealers Automated Quotations, Australian Securities Exchange or such other internationally recognised stock exchange.

“Related Party Transactions” means any arrangement, contract or transaction between (a) any Group Company; and (b) a Founder, any Director or any Shareholder of the Company, or any of their Affiliates, save for any employment or service agreements entered into between a Founder or a Director and the Company.

“Remaining Transfer Shares” has the meaning ascribed to it in Clause 9.5.

“Rights Offer” has the meaning ascribed to it in Clause 8.1.

“Rights Offer Notice” has the meaning ascribed to it in Clause 8.1.

“ROFR Notice” has the meaning ascribed to it in Clause 9.4.

“ROFR Offer Period” has the meaning ascribed to it in Clause 9.3.

“S$” means Singapore Dollar, the lawful currency of Singapore.

“Sale Shares” has the meaning ascribed to it in Clause 10.1;

“Selling Shareholder” has the meaning ascribed to it in Clause 9.2.

“Shareholders” means any Person holding any Shares who are parties to this Agreement or who have executed a Deed of Adherence, and “Shareholder” means any of them.

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“Shareholder Reserved Matters” means those matters as set out in Part A of Schedule 2.

“Shares” means ordinary shares in the capital of the Company.

“SIAC” has the meaning ascribed to it in Clause 29.2.

“SIAC Rules” has the meaning ascribed to it in Clause 29.2.

“Stamp Duty Documents” means the working sheet computing the net asset value per Share and/or such other documents as may be prescribed by the Inland Revenue Authority of Singapore for the purposes of assessing the stamp duty payable on a transfer of Shares from time to time.

“Subsidiaries” mean those companies which are subsidiaries of the Company as defined by the Act.

“Tag Calculation Notice” has the meaning ascribed to it in Clause 9.10;

“Tag Exercise Notice” has the meaning ascribed to it in Clause 9.9;

“Tag Offer Period” has the meaning ascribed to it in Clause 9.9;

“Tag Right Holder” has the meaning ascribed to it in Clause 9.9;

“Terms” has the meaning ascribed to it in Clause 9.2.

“Transfer Documents” has the meaning ascribed to it in Clause 9.7;

“Transfer Price” has the meaning ascribed to it in Clause 9.2.

“Transfer” in relation to a Share includes whether directly or indirectly (a) a sale, assignment or transfer; (b) creating or permitting to subsist any Encumbrance; (c) creating any trust or conferring any interest; (d) any agreement, arrangement or understanding in respect of votes or the right to receive dividends; (e) the renunciation or assignment of any right to subscribe or receive a Share or any legal or beneficial interest in a Share other than to an Affiliate; or (f) any agreement to do any of the above, except an agreement to transfer Shares which is conditional on compliance with the terms of this Agreement.

“Transfer Shares” has the meaning ascribed to it in Clause 9.2.

“YY Group” means YY Group Holding Limited and its subsidiaries, including the Investor.

1.2	Interpretation

In this Agreement, unless otherwise specified:

(a)	unless the context otherwise requires, words importing the singular shall include the plural and vice versa;

(b)	any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)	dates and times are to Singapore time;

(d)	reference to any statute, bye-law, regulation, rule, delegated legislation or order is to any statute, bye-law, regulation, rule, delegated legislation or order as amended, modified or replaced from time to time and to any statute, bye-law, regulation, rule, delegated legislation or order replacing or made under any of them;

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(e)	references to any Clause or Schedule are to those contained in this Agreement and all Schedules to this Agreement are an integral part of this Agreement, and have the same force and effect as if expressly set out in the main body of this Agreement;

(f)	headings are for ease of reference only and shall not be taken into account in construing this Agreement;

(g)	“in writing” means any visible reproduction including any communication made by letter or email, and written shall be construed accordingly;

(h)	“Business Day” means a day (other than a Saturday, Sunday or gazetted public holiday) on which banks are open for normal banking business in Singapore;

(i)	any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day;

(j)	“agreement” means any agreement or commitment whether conditional or unconditional and whether by deed, under hand, oral or otherwise;

(k)	“including” and “in particular” shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

(l)	“other” and “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;

(m)	“law” includes any legislation, any common or customary law, constitution, decree, judgment, order, ordinance, treaty or other legislative measure in any jurisdiction and any directive, request, requirement, guidance or guideline (in each case, whether or not having the force of law but, if not having the force of law, compliance with which is in accordance with the general practice of Persons to whom the directive, request, requirement, guidance or guideline is addressed);

(n)	“fully diluted” means on the basis of the total number of outstanding Shares assuming all convertible securities are converted or exchanged and all rights, options or warrants to subscribe for or acquire Shares are exercised and including all Shares reserved or authorised for future issuance or grant under any equity incentive, share option or similar plan of the Company; and

(o)	where the consent or approval of an Investor Director is required to be obtained under this Agreement and the Investor does not exercise or has not exercised the right to appoint Investor Director, the consent or approval of the Investor shall be obtained instead.

(p)	Any reference to “procure” shall mean an absolute obligation (and not a reasonable obligation) to cause or bring about.

(q)	References to “holding company” shall have the meaning ascribed to it in the Act.

2	General

2.1	The Parties agree that Group Companies shall undertake the Business and such other commercial activities as may be agreed by the Parties from time to time in accordance with the provisions of this Agreement.

2.2	Subject to the Act and save as otherwise agreed by all the Shareholders, in respect of each Financial Year in which the Group Companies record net profits after tax, the Board and the Shareholders shall declare and distribute up to 80% of the net profits after tax of the Group Companies as dividends. The dividends shall be paid out to all Shareholders in proportion to their respective shareholding in the Company.

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2.3	The Parties agree that all bank accounts of the Group Companies shall be managed and operated as follows:

Group Companies in Singapore

Amount	Approval by
Below S$20,000	Teo Kai Jie
S$20,000 to S$100,000	Teo Kai Jie and Jason Phua jointly
Above S$100,000	Teo Kai Jie and Mike Fu jointly

Group Companies in Malaysia

Amount	Approval by
Below RM 20,000	Tan Lee Yoen
RM20,000 to RM100,000	Tan Lee Yoen and Jason Phua jointly
Above RM100,000	Tan Lee Yoen and Mike Fu jointly

2.4	In the event that any of the Founders has provided personal guarantee as security for any credit facility of any Group Company, the Parties agree:

(a)	to procure the Company to replace such personal guarantee(s) with other form of security acceptable to the bank or financial institution (as the case may be); and

(b)	for as long as such personal guarantee subsists, the Company shall indemnify the relevant Founder from and against any losses in connection with or arising from the personal guarantee.

2.5	The Investor undertakes in favour of the Company and the Founders that it shall procure YY Group to:

(a)	allow the Group Companies to use the office premises of YY Group for no charge, provided that such office premises is able to accommodate the employees of the Group, as determined by the Investor in its sole discretion;

(b)	share resources, including human resource, systems and equipment, with the Group Companies for no charge.

3	The Board

3.1	The Board shall consist of not more than four (4) Directors of which:

(a)	the Founders shall collectively be entitled to appoint two (2) individuals as Director (the “Founder Directors”), provided that each Founder Director shall be an Active Founder; and

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(b)	the Investor shall be entitled but not obliged to appoint up to two (2) individuals as Directors (the “Investor Directors”);

3.2	Subject to Applicable Laws, the Company shall enter into indemnification agreement (if not already in place) in favour of each Director on terms acceptable to the Directors.

3.3	Any appointment or removal of a Director pursuant to Clause 3.1 shall be made in writing and be signed by or on behalf of the relevant Party and shall be delivered to the registered office for the time being of the Company.

3.4	A Director shall be entitled at any time and from time to time to appoint any Person to act as his alternate and to terminate the appointment of such Person and in that connection the provisions of the Constitution shall be complied with. Such alternate director shall be entitled while holding office as such to receive notices of meetings of the Board and to attend and vote as a Director at any such meetings at which the Director appointing him is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of his appointor. Further, such alternate director shall be entitled to exercise the vote of the Director appointing him at any meetings of the Board and if such alternate director represents more than one Director, such alternate director shall be entitled to one vote for every Director he represents.

3.5	Each of the Shareholders (to the extent legally permissible) shall exercise all its voting rights for the time being in the Company to give effect to appointment of Directors designated by the relevant Parties in accordance with Clause 3.1 above and to prevent the passing of any resolutions to remove any Director so appointed.

3.6	The chairman shall be such Director as may from time to time be nominated by the Investor Director (if appointed). Subject to Clause 6.1(b), the chairman is entitled to a second or casting vote at any meeting of the Board.

4	Proceedings of Directors

4.1	The Board shall meet as frequently as is necessary to discharge its duties but in any case the chairman of the Board shall convene Board meetings on a quarterly basis unless decided otherwise by the Board.

4.2	At least seven (7) Business Days’ written notice of each Board meeting shall be given to each Director (wherever he may be) unless where more than a majority of the Directors agree to shorter notice. The notice shall be accompanied by an agenda of all the business to be transacted at the meeting. Any matter not on the agenda may not be raised at the meeting unless all the Directors agree in writing.

4.3	If there is more than one (1) Director appointed, the quorum at meetings of the Board shall be a simple majority of the Directors and shall include at least one (1) Investor Director (if appointed). If a quorum is not present half an hour from the time appointed for the holding of a meeting of the Board when it is first convened, the meeting shall be adjourned to the date falling seven (7) days later at the same time and place and the quorum for that adjourned meeting shall be a simple majority of the Directors and shall include at least one (1) Investor Director (if appointed). At such adjourned meeting, if a quorum is not present half an hour from the time appointed for the holding of the adjourned meeting, the meeting shall be dissolved. Notice of each adjourned meeting shall be given to all Directors.

4.4	Subject to Clause 6.1, a written resolution circulated to all Directors which is signed or approved by a simple majority of Directors, which shall include at least all Investor Directors in office at such time, entitled to receive notice of a meeting of Directors, or of a committee of the Board, shall be as valid and effectual as if it had been passed at a meeting of Directors or (as the case may be) a committee of the Board duly called and constituted. Any written resolution may be contained in one document or in several documents in like form, each signed or approved by one or more of the Directors concerned. For the purposes of this Clause 4.4, the approval of a Director may be given by letter, fax or electronic mail.

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4.5	A meeting of the Directors may consist of a conference between Directors some or all of whom are in different places provided that each Director who participates is able:

(a)	to hear each of the other participating Directors addressing the meeting; and

(b)	if he so wishes, to address all of the other participating Directors simultaneously,

whether directly, by telephone conference or by any other form of communications equipment (whether or not in use when this Agreement was executed) or by a combination of those methods.

4.6	Subject to Clause 6.1, at any Board meeting, each Director shall have one (1) vote and decisions at Board meetings shall be taken by a simple majority of Directors present and voting.

4.7	Subject to Applicable Laws and disclosure of the nature and extent of his Interest, a Director may vote as a Director on any resolution concerning any matter in which he has, directly or indirectly, an Interest and, if he votes, his vote shall be counted and he shall be counted in the quorum when that resolution or matter is under consideration.

4.8	All reasonable fees and expenses incurred by the Directors in connection with their attendance at Board meetings and in connection with the carrying out of their duties and obligations as Directors shall be borne by the Company.

4.9	Subject to the provisions of Clause 5 and except if inconsistent with Applicable Law (including in respect of Directors’ duties), if any matter to be considered or voted upon at a Board meeting relates to:

(a)	any Group Company enforcing its rights or taking any action against a Shareholder (or its Affiliates, as the case may be) in relation to any matter arising under any agreement entered into between any Group Company and the relevant Shareholder (or its Affiliates, as the case may be); or

(b)	the Company defending itself against any action taken against it by a Shareholder (or its Affiliates, as the case may be),

then that matter shall be considered at a separate meeting or meetings of the Board, and the Directors appointed by the relevant Shareholder shall not be entitled to:

(i)	attend or participate in any discussion of that matter;

(ii)	receive information or advice received by the relevant Group Company on such matter; or

(iii)	vote (or be counted in the quorum at a meeting) in relation to such matter,

provided that if no Investor Director has been appointed, the matter shall be considered and voted upon at a general meeting.

4.10	Subject to the Constitution and Clause 5, the Board may delegate such functions of the Board to such committees as it deems appropriate, provided that such committee shall include at least one (1) Founder Director and the Investor Directors (if appointed).

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5	Shareholder and Board Reserved Matters

5.1	Subject to the provisions of the Act as to special resolutions, special notice and agreement for shorter notice, and to the provisions of the Constitution, a general meeting of the Company shall be called by not less than fourteen (14) days’ notice in writing.

5.2	The quorum at any general meeting shall at all times be such number of Shareholders who hold not less than 50% of the total Shares (on a fully diluted basis), present in Person or by proxy. If a quorum is not present half an hour from the time appointed for the holding of a general meeting when it is first convened, the meeting shall be adjourned to a day falling within fourteen (14) days of the initial general meeting at the same time and place. At such adjourned meeting, if a quorum is not present half an hour from the time appointed for the holding of the adjourned meeting, the meeting shall be dissolved. Notice of each adjourned meeting shall be given to all Shareholders.

5.3	Subject to Clause 6.1, all questions arising at a general meeting of the Company shall, unless otherwise required by the Act and this Agreement, be decided by way of a simple majority vote of the Shareholders present and voting on a poll.

5.4	To the fullest extent permitted by law, the Shareholders may participate in a general meeting of the Company by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear one another, without a Shareholder being in the physical presence of another Shareholder or Shareholders, and participation in a meeting pursuant to this Clause shall constitute presence in Person at such meeting.

5.5	Subject to the provisions of the Act and compliance with all Applicable Laws and regulations relating to shareholders’ resolutions in writing and save for any Shareholder Reserved Matters:

(a)	the Company may pass any Shareholders’ resolutions by written means.

(b)	if Shareholders holding the requisite majority of the issued and paid-up Shares to pass the relevant resolution have given the Company their formal agreement to the resolutions in accordance with the Act and any Applicable Laws (including by electronic copy, facsimile, cable or telex communication), then the resolution shall be as valid and effectual as if it had been passed at a general meeting of the Shareholders duly convened and held. Any such resolution may consist of several documents in like form, each signed by one or more Shareholders.

6	Reserved Matters

6.1	Notwithstanding any other provisions in this Agreement, the Parties agree that none of the

Group Companies shall:

(a)	do or commit to undertake any of the Shareholder Reserved Matters set out in Part A of Schedule 2 (or do anything which is analogous to or has a substantially similar effect to any of such matters) without the prior written approval from Shareholders holding not less than 75% of the total Shares.

(b)	do or commit to undertake any of the Board Reserved Matters set out in Part B of Schedule 2 (or do anything which is analogous to or has a substantially similar effect to any of such matters) without the affirmative vote of at least one (1) of the Founder Directors and at least one (1) of the Investor Directors (if appointed).

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7	Accounting and Information Rights

7.1	The Parties agree that each of the Group Companies shall maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the relevant Group Company and the results of its operations. All financial statements of the Group Companies shall be prepared in conformity with Singapore Financial Reporting Standards (International).

7.2	The Parties agree that each Group Company shall maintain an independent firm of chartered accountants of international repute as its auditors.

7.3	The Parties agree that each Group Company shall, at its own cost, prepare and provide to each

Shareholder:

(a)	annual unaudited consolidated financial statements, including the profit and loss statement, cash flow statement, balance sheets and business operations, and management report, within thirty (30) days following the end of the relevant Financial Year;

(b)	quarterly unaudited consolidated financial statements, including the profit and loss statement, cash flow statement, balance sheets and business operations, and management report, within forty-five (45) days of the end of the relevant quarter;

(c)	at least sixty (60) days prior to the end of each Financial Year, the business plan and projected financial statements for the next Financial Year, which shall include monthly forecasts; and

(d)	any other financial or other information that may be reasonably requested by any Shareholder.

7.4	Upon a Shareholder’s request, the Parties agree that each Group Company shall allow reasonable access to representatives of the Shareholder, during normal office hours, to:

(a)	visit any of the premises where its business is conducted;

(b)	inspect all facilities and equipment used in its business; and/or

(c)	inspect and take copies of all the books, accounts and financial records of the relevant Group Company for the sole purpose of auditing or valuing the relevant Group Company,

provided that such reasonable access pursuant to this Clause 7.4 does not result in undue disruption of the Business and operations of the relevant Group Company.

8	Issue of New Securities

8.1	Subject to compliance with Clause 6 and save as provided in Clause 8.6 below, in the event the Company wishes to allot and issue any new Shares, the Company shall offer such new Shares (such offer a “Rights Offer”) to each Shareholder based on its Pro Rata Share. The Board shall serve a written notice (the “Rights Offer Notice”) to the Shareholders specifying (a) the number and type of new Shares offered to the Shareholder pursuant to the Rights Offer, (b) the price and terms of the Rights Offer, and (c) any proposed third party subscriber(s) of the new Shares.

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8.2	Each Shareholder may accept and subscribe for any of the new Shares to which it is entitled pursuant to the Rights Offer (up to its Pro Rata Share of such new Shares) by giving written notice to the Company within fifteen (15) Business Days of the date of the Rights Offer Notice, and may, subject to Clause 8.4, nominate its Affiliate to accept and subscribe for any such new Shares on its behalf. If a Shareholder does not serve its acceptance notice in accordance with this Clause, it shall be deemed to have declined the Rights Offer.

8.3	The Board may, for a period of three (3) months thereafter, at its discretion, offer the new Shares which were not accepted or were deemed to have been declined under the Rights Offer, at a price and on terms no more favourable to the proposed third party subscriber(s) specified in the Rights Offer Notice. In the event that the Company has not allotted and issued such new Shares within the said three (3) month period, then the Company shall not thereafter allot and issue any such new Shares without again first offering such new Shares to the Shareholders pursuant to this Clause 8.

8.4	Subject to the requirements of Clauses 8.1 to 8.3 and the provisions of Section 161 of the Act, any new Shares shall be at the disposal of the Board who may allot, grant options over or otherwise dispose of them to such Persons, at such times and on such terms as they think proper.

8.5	The Company shall not issue any new Shares to any Person, unless that Person is a party to this Agreement or has executed and delivered a Deed of Adherence under which that Person shall agree to be bound by this Agreement as if an original party hereto.

8.6	The Rights Offer shall not apply to (a) the allotment and issuance of new Shares in connection with a Qualified IPO, or (b) the allotment and issuance of new Shares pursuant to subdivisions, share dividends or bonus issues (other than in cash) provided that in each case Clause 6 has been complied with.

9	Transfer of Shares

9.1	Subject to Clause 9.15, each Shareholder undertakes to the other Parties that it shall not Transfer or otherwise dispose of the whole or any part of its interest in over any Shares to any Person within thirty-six (36) months from the date of this Agreement.

9.2	Subject to Clauses 9.1, 9.15 and 10, if a Shareholder (the “Selling Shareholder”) wishes to Transfer all or some of its Shares (the “Transfer Shares”) to a bona fide purchaser (the “Purchaser”), the Selling Shareholder must issue a notice to the Company and all other Shareholders (an “Offer Notice”) identifying the Purchaser, the price and terms on which the Transfer Shares are proposed to be sold to the Purchaser (respectively, the “Transfer Price” and “Terms”). The Offer Notice shall constitute an irrevocable offer by the Selling Shareholder to sell all the Transfer Shares to the Company (to the fullest extent allowed under Applicable Laws) and the other Shareholders (in the event the Company does not exercise its right to purchase the Transfer Shares). Such offer shall be open for acceptance by the Company for a period of fifteen (15) Business Days from the issue of the Offer Notice (“Company Offer Period”). In the event the Company exercises its right to purchase the Transfer Shares within the Company Offer Period, the Company shall indicate its decision to the Selling Shareholder and the Selling Shareholder shall be compelled to sell the Transfer Shares to the Company within fifteen (15) Business Days after the Company has obtained all requisite approvals under the Act, the Constitution and any Applicable Law to acquire the Transfer Shares.

9.3	In the event that the Company does not exercise its right to purchase the Transfer Shares within the Company Offer Period, the Transfer Shares shall be deemed to be offered by the Selling Shareholder to all other Shareholders other than the Selling Shareholder (the “Offered Shareholders”) based on their respective Pro Rata Share. Such offer shall be open for acceptance by each Offered Shareholder for a period of fifteen (15) Business Days after the Company Offer Period has expired (the “ROFR Offer Period”).

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9.4	If any Offered Shareholder wishes to buy any of the Transfer Shares, at the Transfer Price and on the Terms, the provisions of this Clause 9.4 shall apply. Within the ROFR Offer Period, if any Offered Shareholder accepts the offer (an “Accepting Shareholder”) to acquire, whether by itself and/or through any of its Affiliates, all or any of its Pro Rata Share of the Transfer Shares at the Transfer Price and on the Terms stated in the Offer Notice, the Accepting Shareholder shall forthwith give notice in writing (the “ROFR Notice”) to the Selling Shareholder of such acceptance. In the event that the Accepting Shareholder wishes to acquire more than its Pro Rata Share of the Transfer Shares, such Accepting Shareholder (each, an “Oversubscribing Accepting Shareholder”) shall also give notice of the same in the ROFR Notice, stating the number of additional Transfer Shares that it proposes to acquire (beyond its Pro Rata Share of the Transfer Shares). If an Offered Shareholder does not serve its ROFR Notice in accordance with this Clause, it shall be deemed to have declined to subscribe for its entitlement to the Transfer Shares pursuant to the Offer Notice.

9.5	Following the expiry of the ROFR Offer Period, in the event that any Offered Shareholder does not exercise its rights to purchase its Pro Rata Share of the Transfer Shares, the number of Transfer Shares not accepted by the Offered Shareholders (the “Remaining Transfer Shares”) shall be deemed to be offered by the Selling Shareholder to all Oversubscribing Accepting Shareholders.

9.6	If, as a result of the Oversubscribing Accepting Shareholders indicating in their respective ROFR Notices their desire to acquire additional Transfer Shares beyond their respective Pro Rata Share, the number of Shares that the Oversubscribing Accepting Shareholders wish to purchase exceeds the total number of the Remaining Transfer Shares available for purchase, each Oversubscribing Accepting Shareholder shall be allocated such number of Remaining Transfer Shares equal to the product obtained by multiplying (i) the number of the Remaining Transfer Shares available for purchase by (ii) a fraction the numerator of which is the number of Shares (on a fully diluted basis) held by each Oversubscribing Accepting Shareholder and the denominator of which is the total number of Shares (on a fully diluted basis) held by all the Oversubscribing Accepting Shareholders provided that no allocation shall be made to an Oversubscribing Accepting Shareholders of more than the maximum number of Transfer Shares which it has stated it is willing to acquire. Each Oversubscribing Accepting Shareholder shall be obligated to buy such number of additional Remaining Transfer Shares as allocated by the Selling Shareholder pursuant to this Clause 9.6 and the Selling Shareholder shall so notify the Accepting Shareholders within ten (10) Business Days of the date of expiry of the ROFR Offer Period. Any Accepting Shareholder which does not indicate in their ROFR Notice their desire to acquire additional Transfer Shares beyond its Pro Rata Share of the Transfer Shares in the manner set out in Clause 9.4 shall be deemed to have declined the offer to purchase the Remaining Transfer Shares.

9.7	If any Accepting Shareholder accepts the offer in accordance with Clause 9.4 or Clause 9.6, the Selling Shareholder shall be bound to transfer the relevant portion of Transfer Shares to the Accepting Shareholder (free from all Encumbrances and with all rights and advantages attaching thereto, by the delivery of duly executed transfer forms together with the share certificates in respect of such Transfer Shares and, if required by the purchasers, the Stamp Duty Documents (“Transfer Documents”)) within ten (10) Business Days after the Transfer Shares have been allocated to the Accepting Shareholders. The Accepting Shareholder shall be bound to make payment to the Selling Shareholder of the Transfer Price for the Transfer Shares at the same time as delivery of the Transfer Documents by the Selling Shareholder.

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9.8	If the Selling Shareholder, after having become bound as aforesaid, defaults in transferring the

Transfer Shares to the Accepting Shareholder(s):

(a)	the Company may receive the relevant Transfer Price from the Accepting Shareholder(s) and the Company’s receipt of the Transfer Price shall be a good discharge to the Accepting Shareholder(s);

(b)	the Selling Shareholder shall be deemed to have appointed any Director or secretary of the Company as its agent to:

(i)	execute, complete and deliver, in the name and on behalf of the Selling Shareholder, all agreement, documents and/or instruments necessary to transfer the Transfer Shares to the Accepting Shareholder(s) against payment of the Transfer Price to the Company; and

(ii)	(subject to the transfer being duly stamped) enter the name of the Accepting Shareholder(s) in the electronic register of members as the holder(s) of the relevant Transfer Shares. After the relevant number of Transfer Shares has been entered against the Accepting Shareholder’s name in the electronic register of members of the Company in purported exercise of the aforesaid power, the validity of the proceedings shall not be questioned by any Person;

(c)	the Company shall hold the purchase money on trust for the Selling Shareholder (without interest) until the Selling Shareholder has delivered to the Company the relevant share certificate(s) in respect of the Transfer Shares (or a duly executed indemnity for lost certificate in a form acceptable to the Board); and

(d)	the defaulting Selling Shareholder shall indemnify and keep the Directors and or secretary of the Company harmless against any claim and/or losses that they may suffer in connection with them complying with this Clause.

9.9	Subject to Clauses 9.15 and 10, after the Selling Shareholder has gone through the right of first refusal process set out in Clauses 9.2 to 9.8 above, any Shareholder who has elected not to exercise its rights of first refusal in Clause 9.2 to 9.8 above (“Tag Right Holder”) shall be entitled to notify the Selling Shareholder that it wishes to sell a certain number of Shares held by it at the proposed Transfer Price by sending a notice (a “Tag Exercise Notice”) to the Selling Shareholder within seven (7) Business Days after expiry of the ROFR Offer Period (such period, the “Tag Offer Period”). The Tag Exercise Notice shall specify the number of Shares which such Tag Right Holder wishes to sell (such Tag Right Holder, an “Electing Tag Right Holder”). For the avoidance of doubt:

(a)	in the event the total number of Shares proposed to be sold by the Electing Tag Right Holders and the Selling Shareholder is greater than the number of Shares that the Purchaser is willing to purchase, then the number of Shares to be sold by each of the Electing Tag Right Holders and Selling Shareholder shall be proportionately reduced in accordance with their respective shareholder percentage inter se; and

(b)	if any of the Tag Right Holders does not send a Tag Exercise Notice within the Tag Offer Period, such Tag Right Holder shall be deemed to have specified that it does not wish to sell any Shares.

9.10	Within five (5) Business Days after the expiry of the Tag Offer Period, the Selling Shareholder shall send a written notice (a “Tag Calculation Notice”) to all the Electing Tag Right Holders (with a copy to the Company) informing each Electing Tag Right Holder of the number of Shares which it is entitled to sell under Clause 9.9, which, for the avoidance of doubt, shall not be more than the maximum number of Shares indicated in such Electing Tag Right Holder’s Tag Exercise Notice.

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9.11	Following the expiry of the Tag Offer Period or the delivery of the Tag Calculation Notice (as applicable), within three (3) months of the date of expiry of the ROFR Offer Period, the Selling Shareholder shall be entitled to sell the Remaining Transfer Shares to the Purchaser less any Shares which the Electing Tag Right Holders are entitled to sell as set out in the Tag Calculation Notices, provided that at the same time the Purchaser purchases from such Electing Tag Right Holders the number of Shares that they are respectively entitled to sell on terms no less favourable than those obtained by the Selling Shareholder from the Purchaser except that the Selling Shareholder may provide certain representations, warranties, covenants and indemnities in relation to the Company as it so wishes.

9.12	The Parties agree that no Transfer of Shares by a Shareholder shall be registered by the Board unless such Transfer is in accordance with the provisions of this Clause (if applicable) and the transferee of such Shares has executed and delivered a Deed of Adherence under which that transferee shall agree to be bound by this Agreement as if an original party hereto. The transferor of the Shares shall remain and continue to be liable and be responsible for the discharge, observance and performance of all its liabilities and obligations, whether actual or contingent, arising out of or in connection with this Agreement, and shall remain entitled to all accrued rights and benefits arising out of or in connection with the Shares, at any time up to and including the date of the Transfer of the Shares. Upon the transferor of the Shares transferring all of its Shares, it shall procure the immediate resignation of its nominees, if any, to the Board.

9.13	Save as provided in Clause 10, any Transfer of Shares in breach of this Clause 9 shall be void and the Company shall be entitled to refuse to register the relevant instruments of transfer.

9.14	Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that there shall be no Transfer of Shares by a Shareholder to a Competitor, without the prior written consent of the Board, which shall include the consent of the Founder Directors and all of the Investor Directors, provided that if no Investor Director has been appointed, the prior written consent of the other Shareholders shall be obtained.

9.15	Clauses 9.1 to 9.11 shall not apply in the case of a transfer of all or part of the Shares owned by any Shareholder to its Affiliates or Immediate Family Member (whether in connection with transmission of Shares by operation of law or otherwise) (each such transferee, a “Permitted Transferee”) provided that such Permitted Transferee (if not already bound by the provision of this Agreement) shall execute a Deed of Adherence. Following a transfer of Shares to a Permitted Transferee, the original transferring Shareholder (but not a subsequent transferor in a series of transfers to Permitted Transferees) shall remain party to this Agreement and shall be jointly and severally liable with the Permitted Transferee under this Agreement as a Shareholder in respect of the transferred Shares.

9.16	If, at any time after a transfer of Shares is effected by a Shareholder to its Permitted Transferee, such transferee ceases to be a Permitted Transferee of the transferring Shareholder, it shall be the duty of the transferring Shareholder and such transferee to notify the Board in writing that such event has occurred and both the transferring Shareholder and such transferee shall jointly and severally undertake to procure and ensure that all (and not some only) of the Shares held by such transferee are immediately transferred to the transferring Shareholder or another Permitted Transferee of the transferring Shareholder.

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10	Buy Out

10.1	In consideration of the Founders agreeing to be bound by the terms of this Agreement, the Investor agrees that, during the period of ninety (90) days immediately after the third anniversary of this Agreement, any of the Founders may require the Investor to acquire his/her Shares by delivering a Put Option Notice to the Investor. The Put Option Notice shall stipulate the number of Shares that the relevant Founder wishes to sell to the Investor (“Sale Shares”) as well as the purchase price for the Sale Shares as computed in accordance with Clause 10.2 below (“Put Purchase Price”). The Sale Shares shall be free from any Encumbrance and shall be sold with all rights attaching to them as at the date of the Put Option Notice. The Investor shall be obligated to acquire the Sale Shares from the relevant Founder within thirty (30) days from the date of delivery of the Put Option Notice. On the date of completion of the Transfer of the Sale Shares, the relevant Founder shall, against payment of the Put Purchase Price by the Investor, deliver to the Investor duly executed instrument of transfer in respect of the Sale Shares as well as the share certificate of the Sale Shares.

10.2	The Put Purchase Price shall be computed in the following manner:

The higher of (i) S$2,000,000 or (ii) the consolidated net assets value of the Company as at the most recently completed Financial Year prior to the Put Option Notice	x	Shareholding percentage represented by the Sale Shares	=	Put Purchase Price

11	Restrictive Covenants

11.1	Restrictive Covenants of the Founders

(a)	Each Founder hereby severally undertakes and covenants with the Investor and the Company that he shall not, in any Relevant Capacity, directly or indirectly, during the Relevant Period, carry on, be engaged in or be economically interested in any business in any of the Relevant Territories, which is of the same or similar type to the Business or which is in competition with the Business.

(b)	Each Founder hereby severally undertakes and covenants with the Investor and the Company that he shall not, in any Relevant Capacity, directly or indirectly, during the Relevant Period:

(i)	solicit with a view to the employment or engagement of, or employ or engage, any Relevant Personnel, whether as employee or consultant;

(ii)	otherwise induce or persuade, or seek to induce or persuade, any Relevant Personnel to leave or terminate his/its employment, service or engagement with any Group Company;

(iii)	do or say anything which may lead to any Person ceasing to do business with the Company on substantially the same terms as previously (or at all);

(iv)	entice away from, or seek to entice away from, the Company or solicit any Person, firm or company who was a client, customer, supplier, agent or distributor of the Company with whom he shall have been engaged or involved by virtue of his duties during the Relevant Period in competition with or to the detriment of the Company; or

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(v)	have any dealings with any Person, firm or company who was a client, customer, supplier, agent or distributor of the Company with whom he shall have been engaged or involved by virtue of his duties during the Relevant Period in competition with or to the detriment of the Company.

11.2	Reasonableness

Each restriction set out in this Clause 11 is separate and distinct and is to be construed separately from the other restrictions. Each Founder hereby acknowledges and agrees that he considers such restrictions to be reasonable both individually and in the aggregate and that the duration, extent and application of each such restriction are no greater than are reasonable and necessary for the protection of the interest of the other Shareholders and the Group or the goodwill of the businesses of the Group Companies. However, if any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or reduced in application, each Founder and the other Parties agree that such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

11.3	Exclusions

Nothing contained in this Clause precludes or restricts a Founder from holding or having an interest in the shares or other securities of a company traded on a recognised securities exchange so long as such shares or other securities is not more than 5% of the issued share capital of the company or the relevant class of securities.

11.4	Definitions

For the purpose of this Clause 11:

(a)	“Relevant Capacity” means for his own account or for that of any Person, firm or company (other than any Group Company) and whether through the medium of any company controlled by him or as principal, partner, director, employee, consultant or agent;

(b)	“Relevant Period” means, in relation to each Founder, the period during which such Founder is and remains a Shareholder and for a period of twelve (12) months after such Founder ceases to be a Shareholder;

(c)	“Relevant Personnel” means, in relation to each Founder, any Person who is or was during the Relevant Period, employed at a managerial or senior level, or engaged as a consultant, by any Group Company, and with whom such Founder shall have had dealings during the Relevant Period; and

(d)	“Relevant Territories” means Singapore, Malaysia or any other countries and territories in which the Group has operations.

11.5	This Clause shall survive the termination of this Agreement.

12	Event of Default

12.1	An “Event of Default” shall be deemed to have occurred in respect of a Shareholder (the “Defaulting Shareholder”) under the following circumstances:

(a)	the Defaulting Shareholder commits a material breach of its obligations under this Agreement and, in the case of a breach capable of remedy, fails to remedy it within sixty (60) days of being specifically required in writing to do so by any of the other Shareholders;

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(b)	the Defaulting Shareholder (being a Founder) voluntarily resigns from his/her employment with any Group Company prior to the third anniversary of the date of this Agreement. For the avoidance of doubt, the Founders shall not be regarded as having committed an Event of Default if his/her employment is terminated in any of the following circumstances:

(i)	death, disability or serious illness of the relevant Founder;

(ii)	act of God (being any event beyond the reasonable control of the relevant Founder and which does not relate to, or arise by reason of, default or negligence of the relevant Founder) which renders impossible or materially hinders or prohibits the relevant Founder’s employment or service with the relevant Group Company; or

(iii)	termination without cause of his/her employment by the relevant Group Company.

(c)	the Defaulting Shareholder (or its holding company) is adjudged bankrupt or insolvent;

(d)	a petition is filed, or an order made, or an effective resolution passed, for the compulsory or voluntary winding-up or dissolution of the Defaulting Shareholder (or its holding company as the case may be but excluding for the purposes of a solvent amalgamation, reorganisation or reconstruction in respect of which the prior written consent of a simple majority of the Shareholders has been obtained) or any proceedings analogous to winding-up proceedings are begun in any jurisdiction in relation to it or if it suspends payment of, or is unable to or admits inability to pay, its debts as they fall due or makes any special arrangement or composition with creditors generally or any class of its creditors;

(e)	if an administrator, administrative receiver, receiver or trustee or similar official is appointed over the whole, or a material part, of the property, assets or undertaking of the Defaulting Shareholder (or its holding company, as the case may be) or if it applies for, or consents to, any such appointment;

(f)	all or substantially all of the property, assets or undertakings of the Defaulting Shareholder (or its holding company, as the case may be) is seized, nationalised, appropriated or compulsorily purchased by or under the authority of any government; or

(g)	in the case of Shareholder which is a corporate entity, any change of Control involving that Shareholder.

12.2	Upon the occurrence of an Event of Default:

(a)	the Company and/or Defaulting Shareholder shall notify each of the other Shareholders (each, a “Non-Defaulting Shareholder”) as soon as reasonably practicable and in any event, no later than three (3) Business Days of the date of occurrence of the Event of Default;

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(b)	at the written request of any Non-Defaulting Shareholder, the Shareholders shall within seven (7) days after the date of such request, hold a meeting in Singapore and negotiate in good faith to resolve or remedy the Event of Default; and

(c)	all rights of the Defaulting Shareholder under this Agreement (including, without limitation: (i) the Defaulting Shareholder’s right to vote at any meeting of the Shareholders; (ii) the right of the Director(s) nominated by the Defaulting Shareholder to vote at any meeting of the Board or any committee thereof; (iii) any requirement for the affirmative vote of the Defaulting Shareholder or the Director(s) nominated by the Defaulting Shareholder to approve any Shareholder Reserved Matter or Board Reserved Matter (as the case may be); and (iv) any right of the Defaulting Shareholder to receive dividends or other distributions in respect of its Shares) shall be suspended until the relevant Event of Default has been remedied to the reasonable satisfaction of the Non-Defaulting Shareholders.

13	Representations and Warranties

13.1	Each Party represents, warrants and undertakes to the other Parties that as at the Effective Date:

(a)	(in respect of corporations only) it is duly incorporated and validly existing under its laws of incorporation;

(b)	it has the legal right and full power and authority to enter into, execute, deliver and perform this Agreement, which when executed will constitute valid and binding obligations on it, in accordance with its terms;

(c)	the execution and delivery of, and the performance by it of its obligations under this Agreement do not and will not:

(i)	result in a breach of any provision of its constitution or equivalent constitutional document of it;

(ii)	result in a breach of Applicable Laws or of any order, judgment or decree of any court, tribunal, governmental agency or regulatory body to which it is a party or by which it or any of its assets is bound, whether in Singapore or elsewhere; and

(iii)	result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of; and

(d)	there are no litigation, arbitration or administrative proceeding against it that is current or pending or, to the best of its knowledge after making all due and proper enquiries, threatened, which would restrain the entry into, exercise of its rights under and/or performance or enforcement of, or compliance with its obligations under this Agreement.

14	Termination

14.1	The term of this Agreement shall continue in full force until terminated by operation of law or by mutual agreement of the Company and the Shareholders or in accordance with Clause 14.2 below.

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14.2	This Agreement shall terminate upon the earlier of:

(a)	the Company consummating a Qualified IPO;

(b)	(in relation to each Shareholder) if all of the Shares held by such Shareholder are sold and transferred, including pursuant to Clause 10;

(c)	upon the liquidation or the making of an order for the winding up of the Company (other than for the purpose of reconstruction or amalgamation);

(d)	the date on which all the Shareholders agree in writing to terminate this Agreement;

(e)	the date of registration of a transfer of Shares resulting in all the issued Shares being held by or on behalf of one (1) Shareholder; or

(f)	the consummation or any reorganisation, merger or consolidation involving another corporation, in which the Shareholders cease to own Shares.

14.3	Determination of this Agreement howsoever occurring shall be without prejudice to the rights, obligations and liabilities of any Party accrued prior to the termination and Clauses 11 and 14 to 28 (other than Clause 21) of this Agreement shall continue to be enforceable notwithstanding termination of this Agreement.

15	Announcements and Confidentiality

15.1	Subject to Clauses 15.2 and 15.3, each Party undertakes to the other Parties that unless the prior written consent of the other Parties shall first have been obtained for disclosure by a Party of any Confidential Information, it shall (and shall procure that its representatives shall):

(a)	keep confidential and shall not by failure to exercise due care or otherwise by any act or omission disclose to any Person whatever, or use or exploit for its or their own purposes, any of the Confidential Information of the other Parties which it has or acquires; and

(b)	make every effort to prevent the disclosure, use or exploitation of Confidential Information.

15.2	The consent referred to in Clause 15.1 shall not be required for disclosure by a Party of any

Confidential Information:

(a)	which is disclosed to its officers, employees, professional advisers, shareholders and Affiliates strictly to the extent required to enable such Party to carry out its obligations under this Agreement provided that such recipient of the information shall in each case be made aware by the disclosing Party of its obligations under this Agreement and shall be required by such Party to observe the same restrictions on the use of the relevant information as are contained in Clauses 15.1 and 15.4, subject to the same exceptions as are contained in this Clause 15.2;

(b)	subject to Clause 15.4, to the extent required by Applicable Laws or by any governmental or regulatory authority to which such Party is or may become subject or pursuant to any order of any court, authority or tribunal with competent jurisdiction;

(c)	which is in the public domain otherwise than by breach of this Agreement by such Party;

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(d)	which is disclosed to such Party by a third party who is not in breach of any undertaking or duty as to confidentiality whether express or implied;

(e)	which that Party lawfully possessed prior to obtaining it from the disclosing Party;

(f)	to the other Party to this Agreement; or

(g)	pursuant to the terms of this Agreement.

15.3	Clause 15.1 shall not prohibit disclosure of any information by a Shareholder for the purpose of effecting a sale of Shares if such disclosure is made to a third party which had entered into bona fide discussions with the Shareholder to purchase such Shares (the “Potential Purchaser”), or to the professional advisers or financiers of the Potential Purchaser, and if the Potential Purchaser and such professional advisers or financiers (as the case may be) agree to keep such information confidential on terms which are reasonable for the protection of the interests of the Group by the execution of confidentiality agreements in favour of the Company.

15.4	If a Party is required, in circumstances contemplated by Clause 15.2(b), to disclose any information, such Party shall (unless prohibited by law) promptly give to the other Parties such notice of such disclosure and shall co-operate with the other Parties, having due regard to the other Parties’ views, and take such steps as the other Parties may reasonably require in order to enable it to mitigate the effects of such disclosure.

15.5	For the avoidance of doubt, the Parties agree that the Investor shall be allowed to generally disclose that it has invested in the Company. In the event the Investor intends to release any specific announcement in connection with its investment in the Company, it shall seek the prior approval of the Founders on the announcement.

16	Shareholders’ Agreement to prevail

16.1	If any provisions of the Constitution conflict with any provisions of this Agreement, the provisions of this Agreement, as between the Shareholders, shall prevail. The Shareholders shall procure that the necessary amendments are made to the Constitution to reflect the terms of this Agreement and to remove any such conflict.

17	Costs and expenses

17.1	Each Party will be responsible for its own costs and expenses (including any taxes) in relation to the negotiation, preparation, execution and implementation of this Agreement and all documents ancillary to them.

18	Assignment

18.1	Assignment

Subject to Clause 18.2, each Party may not assign, hold in trust or otherwise transfer any rights or benefits under this Agreement, without the prior written consent of the other Parties.

18.2	Affiliates

The Parties hereby agree that the Investor shall be entitled to assign any rights or benefits under this Agreement to its Affiliate.

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18.3	Assignee rights

Subject to and upon any assignment permitted by this Agreement, any assignee of the Parties shall in its own right be able to enforce any term of this Agreement in accordance with its terms as if it were a Party, but until such time any such assignee of the Parties shall have no such rights whether as a third party or otherwise.

19	Remedies and waivers

19.1	No waiver or discharge

No breach by a Party of any provision of this Agreement shall be waived or discharged except with the express written consent of the other Parties.

19.2	Effect of failure or delay

No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of that right, power or privilege nor will any single or partial exercise by any Party of any right, power or privilege shall preclude any further exercise of that right, power or privilege or the exercise of any other right, power or privilege. Further, nothing in this Agreement shall be deemed to be a waiver of any Party’s rights hereunder or in respect of any continuing or subsequent default or breach or non-observance or non-performance on the part of any Party so as to defeat or affect in any way that Party’s rights in respect of any continuing or subsequent default or breach or non-observance or non-performance.

19.3	Rights and remedies cumulative

The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law or otherwise.

19.4	Inadequacy of Damages

Without prejudice to any other rights or remedies that any Party may have, the Parties acknowledge and agree that damages alone would not be an adequate remedy for any breach of the terms of this Agreement. Accordingly, any Party shall be entitled to the remedies of injunctions, specific performance or other suitable relief for any threatened or actual breach of this Agreement.

20	Time of essence

20.1	Time is of the essence in this Agreement.

21	Further assurance

21.1	Each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

22	Counterparts

22.1	Number and effectiveness of counterparts

This Agreement may be executed in any number of counterparts. Any Party may enter into this Agreement by executing any counterpart but this Agreement shall not be effective until each Party has executed at least one counterpart.

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22.2	One instrument

Each counterpart shall constitute an original of this Agreement but all the counterparts together constitute the same instrument.

23	Entire Agreement

23.1	This Agreement contains the entire agreement between the Parties relating to the transactions contemplated by this Agreement and supersedes all previous agreements, whether oral or in writing, between the Parties relating to transactions contemplated by this Agreement.

24	Notices

24.1	Any notice or other communication to be given under this Agreement must be in writing (which includes electronic mail) and must be delivered or sent by post or electronic mail to the Party to whom it is to be given at its address appearing below and in Schedule 1 of this Agreement:

The Company

Address: 10 Kaki Bukit Avenue 4, #05-65, Premier @ Kaki Bukit, Singapore 415874

Email address: ivan@mediaplus.com.sg / tracy@mediaplus.com.sg

Attention: Board of directors

or at any such other address of which it shall have given notice for this purpose to the other Parties under this Clause. Any notice or other communication sent by post shall be sent by prepaid registered post or registered airmail with an internationally recognised courier, specifying next day delivery, in the case of international service.

24.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered by hand or courier, on the date of delivery; or

(b)	if sent by post, on the second Business Day after it was put into the post; or

(c)	if sent by electronic mail, at the time that it is received in the recipient’s inbox.

24.3	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid registered post or registered airmail or that the email was properly addressed and transmitted.

25	Illegality

If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that shall not in any way affect or impair:

(a)	the validity, legality or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity, legality or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

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26	Variations

26.1	Any variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid and binding on all Parties if it is in writing and signed by all the Parties.

The expression “variation” shall include any amendment, supplement, deletion or replacement however effected.

26.2	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

27	No fetter on the Company’s powers

Notwithstanding any other provision in this Agreement, any provision herein that expressly or impliedly purports to bind the Company in a manner which constitutes an unlawful fetter on its statutory powers shall not be construed to have such effect, and the Company shall be deemed to be excluded from such provision, provided that such provision (for the avoidance of doubt, including any provision under which the Company would purportedly have been jointly and severally liable with any other Party, but for this Clause 27) shall continue to apply in full force and effect in respect of any other Party which it expressly or impliedly binds.

28	Third party rights

28.1	Save as provided in Clauses 18, the Parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 2001 of Singapore by any Person who is not a party to this Agreement.

29	Governing law and jurisdiction

29.1	This Agreement and any non-contractual obligation arising out of or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

29.2	Any dispute among the Parties arising out of or in connection with this Agreement including any question regarding its existence, validity or termination or in the performance thereof shall be referred to and finally resolved by mutually binding arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The arbitral tribunal shall consist of three (3) arbitrators to be appointed by the President of the Court of Arbitration for the time being of the SIAC. The language of the arbitration shall be English. Notwithstanding the provisions of Clause 24, any notice of arbitration, response, or other communication given to or by a Party to the arbitration must be given and deemed received in accordance with the SIAC Rules.

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Schedule 1 – The Shareholders

	(A)	(B)	(C)	(D)
No.	Name and Identification Number	Address	Email Address	Number of Shares
1	Teo Kai Jie (NRIC No. S8208716H)	2E Green Lane, Singapore 438897	ivan.teokj@gmail.com	4,324
2	Tan Lee Yoen (Identity No. 841228135806)	Lot 14385 Lorong Interhill 14D Serene Sanctuary, 98000 Miri Sarawak, Malaysia	tracymediaplus@gmail.com	276
3	Mediaplus Limited (Registration No. 2154476)	60 Paya Lebar Road, #09-13 to 17 Paya Lebar Square, Singapore 409051	xiaowei@hongyegroup.com.sg / jason.phua@yygroupholding.com	5,400

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Schedule 2 – Reserved Matters

Part A – Shareholder Reserved Matters

The Parties agree that none of the Group Companies shall do any of the following matters without the prior written approval of one or more Shareholders who hold not less than 75% of the total Shares:

(a)	liquidate, dissolve or wind-up the affairs of any Group Company;

(b)	institution of bankruptcy, receivership, judicial management, assignment for the benefit of creditors, or similar insolvency-related proceedings of which a Group Company is a subject;

(c)	adopt, amend, alter, or repeal any provision of the Constitution of the Company or any other constitutional documents of any Group Company;

(d)	any change in the issued or paid-up share capital of any Group Company, including:

(i)	any re-organization of the share capital of any Group Company;

(ii)	any new issue of shares or securities (including warrants) or any preferential issue of shares by any Group Company;

(iii)	redemption, repurchase or cancellation or otherwise reorganizing, or altering any rights attaching to, any shares or securities of any Group Company; and

(iv)	the issuance of convertible instruments or grant of any options or other rights over shares or other securities of any Group Company;

(e)	create or hold shares in any subsidiary that is not wholly-owned by the Company (either directly or indirectly), or dispose of any shares in a subsidiary;

(f)	increase or decrease the authorised number of Directors constituting the Board or change the number of votes entitled to be cast by any Director or Directors on any matter;

(g)	cease to conduct, or change the business of any Group Company, or conduct or expand the business of any Group Company which is not ancillary or incidental to the Business;

(h)	any merger, acquisition, consolidation, reorganisation, or other transaction of or involving the Company in which the Shareholders immediately prior thereto would not hold a majority of the outstanding voting power of the surviving or acquiring company immediately thereafter; or any merger, acquisition, consolidation, reorganisation or other transaction of or involving any Group Company in which the Company would not hold a majority of the outstanding voting power of the surviving or acquiring company immediately thereafter;

(i)	the entering into any agreement, transaction, obligation, commitment, understanding, arrangement or liability to lease, license, sell, transfer or in any other way dispose the whole or substantially the whole of its undertaking, assets or property (whether by way of spin-off, business separation or any other method) by any Group Company;

(j)	any decision to proceed with a Qualifying IPO or determining the listing venue, timing or valuation of a Qualifying IPO; or

(k)	any agreement, commitment, or corporate resolution to do any of the foregoing.

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Part B – Board Reserved Matters

The Parties agree that none of Group Companies shall make any decision in respect of the following matters without the affirmative vote of at least one (1) of the Founder Directors and at least one (1) of the Investor Directors (if appointed):

(a)	make any loan or advance to, or own any stock or other securities of, any Person which is not a Group Company;

(b)	make any loan or advance to any Person, including, any employee or Director, except advances and similar expenditures in the ordinary course of business;

(c)	guarantee any indebtedness, save in respect of (i) any trade accounts of any Group Company arising in the ordinary course of business; and (ii) if required in connection with any existing indebtedness of any Group Company;

(d)	any agreement by a Group Company to indemnify any other Person against any loss or liability, other than commercially reasonable warranties or indemnification granted to suppliers and customers in the ordinary course of business;

(e)	the grant of any mortgage, pledge, or other security interest over (i) bank deposit and/or real property of any Group Company; or (ii) a principal part of a Group Company’s assets or properties, intangible or tangible;

(f)	make any investment inconsistent with any investment policy approved by the Board, if applicable;

(g)	enter into or amend any Related Party Transactions that is not already included in the Annual Budget (as defined below) which has been approved by the Board;

(h)	any purchase, lease, sale or other transaction by a Group Company involving real property, except for a lease or termination of a lease of reasonable commercial office space for use by any Group Company;

(i)	the appointment, replacement or removal of the chief executive officer, the chief financial officer, the chief technical officer, and chief operations officer or any key management with a remuneration package of more than S$120,000 per calendar year or any change to such personnel’s compensation (including salary, allowances and benefits);

(j)	enter new lines of business, or exit the current line of business;

(k)	sell, assign, license, pledge or encumber technology or intellectual property material belonging to any Group Company other than licenses granted in the ordinary course of business;

(l)	enter into any corporate strategic relationship involving the payment, contribution or assignment by any Group Company of assets with value greater than S$100,000;

(m)	approve the Company’s annual operating and capital expenditure budget (“Annual Budget”) and strategic plans;

(n)	amend the Company’s Annual Budget;

(o)	make any single expense and/or commitment with an annual value greater than S$100,000 and which has not been already budgeted and approved in the Annual Budget;

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(p)	relocate headquarters outside of Singapore and core business activities outside of Singapore;

(q)	acquire (by way of merger, acquisition, subscription of new securities or otherwise) or dispose of any material businesses or companies, including Subsidiaries, or cause any Group Company to enter into any joint venture arrangements or material alliance outside the ordinary course of business of the relevant Group Company;

(r)	pay any fees or other remuneration whatsoever to any of the Directors outside of the Annual Budget and the adoption of any policies in connection therewith;

(s)	create or authorise the creation of any debt security;

(t)	any borrowing or incurrence of indebtedness (including indebtedness in the form of assumption or guaranty of borrowing or indebtedness of any other Person) which (a) is not in the ordinary course of business or (b) cumulatively with all other borrowing, indebtedness or repayment obligation of Group Companies, exceeds S$200,000 in the aggregate at any time but excluding equipment leases or bank lines of credit trade payables incurred in the ordinary course of business;

(u)	any change of the auditors of any Group Company or any material change in any Group Company’s accounting practices, methods or policies;

(v)	create or hold shares in any subsidiary that is not wholly-owned by the Company (either directly or indirectly), or dispose of any shares in a subsidiary or all or substantially all of any subsidiary’s assets, in each case in the ordinary course of business; or

(w)	any agreement, commitment, or corporate resolution to do any of the foregoing.

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Schedule 3

Deed of Adherence

THIS DEED is made on [                                           ]

BY [                          ]

INTRODUCTION

(A)	By a [transfer]/[subscription for shares] dated [of even date herewith] [[ ] (the “Transferor”) transferred to [ ] (the “Transferee”)]/[[ ] (the “Subscriber”) subscribed for] Preference Shares/Ordinary Shares in the capital of Mediaplus Venture Group Pte. Ltd. (the “Company”) (the [“Transferred Shares”]).

(B)	This deed is entered into in compliance with the terms of an agreement dated_____________made among the Company, Teo Kai Jie, Tan Lee Yoen and Mediaplus Limited (the “Shareholders’ Agreement”).

AGREED TERMS

1.	Words and expressions used in this deed shall have the same meaning as is given to them in the Shareholders’ Agreement unless the context otherwise expressly requires.

2.	[The Transferee hereby agrees to assume the benefit of the rights of the Transferor under the Shareholders’ Agreement in respect of the Transferred Shares and hereby agrees to assume and assumes the burden of the Transferor’s obligations under the Shareholders’ Agreement to be performed after the date hereof in respect of the Transferred Shares.]

3.	The [Transferee]/[Subscriber] hereby agrees to be bound by the Shareholders’ Agreement in all respects as if the [Transferee]/[Subscriber] were a party to the Shareholders’ Agreement and to perform:

(a)	[all the obligations of the Transferor in that capacity thereunder; and]

(b)	all the obligations expressed to be imposed on such a party to the Shareholders’ Agreement[;]

[in both cases], to be performed or on or after the date hereof].

4.	This deed is made for the benefit of:

(a)	the parties to the Shareholders’ Agreement; and

(b)	any other person or persons who may after the date of the Shareholders’ Agreement (and whether or not prior to or after the date hereof) assume any rights or obligations under the Shareholders’ Agreement and be permitted to do so by the terms thereof, and this deed shall be irrevocable without the consent of the parties to the Shareholders Agreement.

5.	[For the avoidance of doubt, nothing in this deed shall release the Transferor from any liability in respect of any obligations under the Shareholders’ Agreement due to be performed prior to the date of this deed.]

6.	This deed shall be governed by and construed in accordance with the laws of Singapore. In the event of any dispute, controversy, difference or claim arising out of or in connection with this deed, including the existence, interpretation, performance, breach, termination or invalidity of this deed, the provisions of Clause 29.2 of the Shareholders’ Agreement shall apply.

This deed of ratification and accession has been executed and delivered as a deed on the date shown on the first page.

Executed and delivered as a deed by [insert name of director]

on behalf of [insert name of [Transferee/Subscriber]]

………………………..

Director

Name:

in the presence of:

...............................

Witness
Name:

29

Schedule 4

Put Option Notice

Date:

MEDIAPLUS LIMITED

[●]

Dear Sir

PUT OPTION NOTICE

We refer to the shareholders’ agreement dated [●] between Mediaplus Limited, Teo Kai Jie, Tan Lee Yoen and Mediaplus Venture Group Pte. LTd. (“Agreement”). The terms defined in the Agreement shall have the same meanings herein.

In accordance with the terms and conditions of the Agreement, I hereby give you notice that I require you to acquire from me [●] ordinary shares of the Company.

The computation of the Put Purchase Price is set out below:

[set out the computation of the Put Purchase Price]

Yours faithfully

Name:

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WHEREOF this Agreement has been entered into by the Parties on the day and year first above written.

The Company

Mediaplus Venture Group Pte. Ltd.

Name:
Designation:

The Shareholders

Teo Kai Jie

Tan Lee Yoen

Mediaplus Limited

Name:
Designation:

Signature page to the Shareholders’ Agreement

31

SCHEDULE 5

SERVICE AGREEMENT

DATED

Between

MEDIAPLUS DIGITAL PTE. LTD.

And

TEO KAI JIE

SERVICE AGREEMENT

THIS AGREEMENT is made on _______________

BETWEEN

(A)	MEDIAPLUS DIGITAL PTE. LTD. (Company Registration No. 201329629H), a company incorporated in Singapore and having its registered address at 10 Kaki Bukit Avenue 4, #05-65 Premier @ Kaki Bukit Singapore 415874 (the “Company”);

AND

(B)	TEO KAI JIE (Singapore NRIC No. S8208716H) of 2E Green Lane, Singapore 438897 (the “Executive”).

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, the following terms shall have the following meanings unless inconsistent with the context:

(a)	“Board” means the Board of Directors of the Company and includes any committee of the Board duly appointed by it;

(b)	“CPF” means the Central Provident Fund;

(c)	“Commencement Date” means the date of this Agreement or such other date as the parties may agree;

(d)	“Confidential Information” means such information which is proprietary and confidential to any Group Company, including but not limited to any of the trade secrets or confidential operations, processes or inventions carried on or used by any Group Company, dealings of any Group Company, secret or confidential information which relates to the business or affairs of any Group Company or any of its clients’ or customers’ transactions or affairs, any Group Company’s technology, designs, documentation, manuals, the terms and conditions of this Agreement, budgets, financial information, accounts, financial statements, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein;

(e)	“Group” or “Group Companies” means Mediaplus Venture Group Pte. Ltd. and its subsidiaries (including the Company) and associated corporations at the relevant time and “Group Company” means each or any of the Group Companies;

(f)	“Incapacity” means any illness or other like cause incapacitating the Executive from attending to his duties;

(g)	“Intellectual Property Rights” means any trademark, pending trademark application, patent, pending patent application, know-how, registered and unregistered design, copyright, trade secret, licence relating to any of the above or other similar industrial or commercial right;

(h)	“Mediaplus BVI” means Mediaplus Limited (BVI Company No. 2154476), a company incorporated in the British Virgin Islands, being the major shareholder of Mediaplus Venture Group Pte. Ltd.;

(i)	“S$” means the lawful currency of Singapore; and

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(j)	“Territories” means Singapore, Malaysia and any other country in which any Group Company has business operations or carries on business.

1.2.	In this Agreement, unless the context requires otherwise:

(a)	words importing one gender include all other genders and words importing the singular include the plural and vice versa;

(b)	any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it;

(c)	the clause headings do not form part of this Agreement and shall not be taken into account in its construction or interpretation;

(d)	any reference to the Executive shall if appropriate include his personal representatives; and

(e)	references in this Agreement to any Clause or sub-Clause without further designation shall be construed as references to the clause or sub-clause of this Agreement so numbered.

1.3	Unless otherwise specified, references to this Agreement or any other document referred to herein shall be construed as references to such document as the same may be amended, varied or supplemented from time to time.

2.	APPOINTMENT AND DURATION

2.1.	The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve as Chief Executive Officer under the direction of the Board or its nominee.

2.2.	Subject to Clause 11, the employment of the Executive shall commence on the Commencement Date and is for an initial period of three years on the terms and conditions contained herein. Upon the expiry of the initial period of three years, the employment of the Executive shall automatically be renewed on a year-to-year basis on the same terms or otherwise on such terms and conditions as the parties may agree in writing.

3.	DUTIES

3.1.	Subject to such instructions and directions as may from time to time be given to him by the Board or its nominee, the Executive shall use all proper means in his power to improve, develop, extend, maintain, advise and promote the Company’s business and to protect and further the reputation, interests and success of the Company.

3.2.	During his employment hereunder, the Executive shall:-

(a)	undertake such duties and exercise such powers in relation to the Company and its business as the Board or its nominee shall from time to time assign to or vest in him;

(b)	in the discharge of such duties and in the exercise of such powers, observe and comply with all resolutions, regulations and directions from time to time made or given by the Company or the Board or its nominee;

(c)	devote substantially the whole of his time and attention and ability to the discharge of his duties hereunder;

(d)	in pursuance of his duties hereunder perform such services for any Group Company and accept such offices in such Group Company as the Board or its nominee may from time to time reasonably require;

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(e)	(if applicable) not do and refrain from doing any act whereby his office as a director of any Group Company is or becomes liable to be vacated; or

(f)	(if applicable) not do anything that would cause him to be disqualified from continuing to act as a director.

4.	SECONDMENT

The Company may second the Executive to any other Group Company, provided that:

(a)	such secondment shall be deemed to be a continuation of employment hereunder and the period of employment shall not be affected thereby;

(b)	such secondment does not result in a material change to the Executive’s job function and/or duties; and

(c)	the Executive is not required to relocate out of Singapore.

5.	REMUNERATION AND BENEFITS

5.1.	The Executive shall be paid a basic salary at the rate of S$16,000 per month with monthly CPF contributions by the Company in accordance with the applicable legislation, regulations and policies from time to time, payable in arrears at the end of every month or in accordance with the Group’s policies.

5.2.	The Executive’s performance will be reviewed from time to time, and the Company may make such adjustments, if any, as it deems fit to the Executive’s basic salary as set out in Clause 5.1, subject to the written approval of Mediaplus BVI.

5.3.	In addition to the basic salary as set out in Clause 5.1 above, in respect of each financial year, the Executive shall be entitled to receive achievement bonus which shall be computed in the following manner:

(a)	in the event that the consolidated net profit before tax of the Group in respect of any financial year is not less than S$500,000, an achievement bonus equivalent to six (6) months’ salary shall be payable to the Executive; and

(b)	in the event that the consolidated net profit before tax of the Group in respect of any financial year is equal to or more than $250,000 but less than S$500,000, an achievement bonus equivalent to three (3) months’ salary shall be payable to the Executive.

For the avoidance of doubt, no achievement bonus shall be payable to the Executive in the event that the consolidated net profit before tax of the Group in respect of any financial year is less than S$250,000.

5.4.	The Board or its nominee may in its absolute discretion in addition to the payments referred to in Clause 5.1 and Clause 5.3, make such other payments, bonuses, allowances or benefits to the Executive, subject to the written approval of Mediaplus BVI.

5.5.	The Executive shall be entitled during his employment to such other benefits generally accorded to employees holding a similar position, as may be determined by the Board or its nominee and in accordance with the prevailing Group policies.

5.6.	The Company shall reimburse to the Executive all travelling, hotel, entertainment and other expenses reasonably and properly incurred by him in the reasonable and proper performance of his duties hereunder upon the Executive providing the Company with such vouchers or other evidence of actual payment of such expenses as the Company may require.

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5.7.	The Executive shall be entitled during his employment to 21 days of paid annual leave for each year of employment (pro-rated for periods of employment of less than one year).

6.	CONFLICT OF INTERESTS

6.1.	During the continuance of his employment under this Agreement, the Executive shall, unless prevented by Incapacity, devote substantially the whole of his whole time and attention to the business of the Company and the Group and shall not (except as a representative or nominee of any Group Company) without the prior written consent of Mediaplus BVI:

(i)	be engaged, concerned or interested, directly or indirectly, in any other business which is wholly or partly in competition with any business carried on by the Group whether by himself or in partnership, common ownership or as a joint venture with any third party; or

(ii)	be engaged, concerned or interested, directly or indirectly, in any other business of a similar nature to or competitive with that carried on by the Group or which is a supplier or customer of the Group in relation to its goods or services,

Provided that nothing in this Clause shall preclude the Executive from holding or being otherwise interested in any shares or other securities of any company which are for the time being quoted on any recognised stock exchange so long as the interest of the Executive in such shares or other securities does not extend to five per cent (5%) or more of the total amount of such shares or securities of the same class in each corporation.

6.2.	Without prejudice to the foregoing, the parties agree that any dealings between any Group Company and any business in which the Executive is interested will be on an arms-length basis.

7.	CONFIDENTIALITY AND NON-DISCLOSURE

7.1.	The Executive is aware that in the course of employment under this Agreement he will have access to and be entrusted with information relating to the business and financing of the Group and its dealings, transactions and affairs, all of which information is or may be confidential.

7.2.	The Executive shall not, except as authorised by the Company or required by his duties, reveal to any person, firm or company any Confidential Information which may have come to his knowledge during his employment hereunder or otherwise and shall keep with complete secrecy all Confidential Information entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss whether directly or indirectly to any Group Company or any of its businesses. This restriction shall continue to apply after the expiry or termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which has come into the public domain.

7.3.	The Executive shall not during the continuance of this Agreement make, otherwise than for the benefit of any Group Company, any notes or memoranda relating to any matter within the scope of the business of any Group Company or concerning any Confidential Information or any of its dealings or affairs nor shall the Executive either during the continuance of this Agreement or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of any Group Company, it being the intention of the parties hereto that all such notes or memoranda made by the Executive and Confidential Information shall be the property of such Group Company and upon the termination of the Executive’s employment hereunder, the Executive shall return the said notes, memoranda and Confidential Information or provide evidence of its destruction to the satisfaction of the Company.

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8.	INTELLECTUAL PROPERTY RIGHTS

8.1.	Any discovery or invention or secret process or improvement in procedure or any other Intellectual Property Rights made, developed or discovered by the Executive while in the service of the Company in connection with or in any way affecting or relating to the business of any Group Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company or such Group Company as the Company may nominate for the purpose.

8.2.	The Executive if and whenever required so to do (whether during or after the termination of his employment) shall at the expense of the Company or its nominee apply or join in applying for the grant of a patent or other similar protection of Intellectual Property Rights in Singapore or any other part of the world for any such discovery, invention, process or improvement as aforesaid and execute all instruments and do all things necessary for vesting the said patent or other similar protection when obtained and all rights and title to and interests in the same in the Company and/or its nominee absolutely and as sole beneficial owner or in such other person as the Company may require.

9.	NON-COMPETITION

9.1.	The Executive hereby agrees with the Company that he shall not during his employment hereunder and within a period of twelve (12) months upon his ceasing to be an employee of the Company directly or indirectly, except as a representative or nominee of any Group Company (whilst he is an employee of the Company) or otherwise with the prior written consent of Mediaplus BVI:

(i)	either on his own account or for any other person directly or indirectly solicit, interfere with or endeavour to entice away from any Group Company any person who to his knowledge has at any time during the twelve (12) months immediately preceding the cessation of his employment been a client, customer or employee of, or in the habit of dealing with any Group Company; and

(ii)	either alone or jointly with or as a manager, agent for, director or employee of any person, firm or company, directly or indirectly carry on or be engaged or concerned or interested in any part of the Territories in the business undertaken and engaged by any Group Company or in any business similar to or in competition with such business.

9.2.	The Executive further agrees with the Company that upon his ceasing to be an employee of the Company, he shall not directly or indirectly:-

(i)	use the name “Mediaplus Digital”, “Mplus Elite”, “M Synergates” or any colourable imitation thereof in connection with any business; or

(ii)	use any trade mark, patent or any other Intellectual Property Right of any Group Company in connection with any business not belonging to any Group Company.

9.3.	While the restrictions contained in Clause 9.1 above are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any one or more of such restrictions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all the circumstances for the protection of the interests of any Group Company but would be valid if any particular restrictions were deleted or if part or parts of the wording thereof were deleted or restricted or limited in a particular manner or if the period or area thereof were reduced or curtailed then the said restrictions shall apply with such deletion, restriction, limitation, reduction, curtailment or modification as may be necessary to make them valid and effective.

9.4.	Since the Executive may also obtain in the course of his employment by reason of services rendered for any Group Company knowledge of the Confidential Information of such Group Company, the Executive hereby agrees that he shall at the request and cost of the Company enter into a direct agreement or undertaking with such Group Company whereby he shall accept restrictions corresponding to the restrictions herein contained (or such of them as may be appropriate in the circumstances) in relation to such business and such area and for such period as such Group Company may require for the protection of its legitimate interests.

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9.5.	The Executive acknowledges that the restrictions contained in this Clause are reasonable and that substantial damage will be caused to the relevant Group Company in the event of any violation of any of the provisions of this Clause by him.

10.	NON-SOLICITATION

The Executive covenants with the Company that he will not during the period of his employment under this Agreement and for the period of twelve (12) months after ceasing to be employed under this Agreement in connection with the carrying on of any business similar to or in competition with the business of any Group Company on his own behalf or on behalf of any person, firm or company directly or indirectly;

(a)	seek to do business with any person, firm or company who has at any time during the twelve (12) months immediately preceding cessation of his employment with the Company done business with any Group Company; or

(b)	endeavour to entice away from any Group Company any person who has at any time during the twelve (12) months immediately preceding cessation of his employment with the Company been employed or engaged by any Group Company,

Provided that nothing in this Clause shall prohibit the doing of business not relating or similar to or in competition with the business of any Group Company.

11.	TERMINATION

11.1.	Without prejudice to and in addition to Clause 11.2, the employment of the Executive may be terminated:

(a)	by the Executive giving to the Company not less than six (6) months’ notice in writing, or in lieu of notice, payment of an amount equivalent to six (6) months’ salary based on the Executive’s last drawn monthly salary; or

(b)	by the Company giving to the Executive not less than six (6) months’ notice in writing, or in lieu of notice, payment of an amount equivalent to six (6) month’s salary based on the Executive’s last drawn monthly salary.

For the avoidance of doubt, no further benefit or compensation is payable by the Company to the Executive if the employment is terminated in accordance with the terms of this Agreement.

11.2.	The employment of the Executive may be terminated by the Company without any notice or payment in lieu of notice if the Executive:

(i)	becomes prohibited by law or any order from any regulatory body or governmental authority from being a director or employee of the Company or ceases to be a director of the Company for any reason whatsoever; or

(ii)	is or may be suffering from a mental disorder; or

(iii)	is convicted of any criminal offence (save an offence under any road traffic legislation for which he is not sentenced to any term of immediate or suspended imprisonment) and sentenced to any term of immediate or suspended imprisonment; or

6

(iv)	be guilty of any grave misconduct, neglect or gross default in connection with or affecting the business of the Group; or

(v)	is in serious or repeated breach or non-observance of any provision of this Agreement; or

(vi)	commits any act of criminal breach of trust or dishonesty; or

(vii)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(viii)	commits any act that is reported in the general or trade press or otherwise achieves general notoriety which involves conduct that is likely to be regarded as illegal, immoral or scandalous and which, in the opinion of the Board or its nominee is likely to discredit the Executive to a degree which reduces the value of his services to the Company or may discredit the Company through association with the Executive.

Upon such termination, the Executive shall not be entitled to claim any compensation or damages for or in respect or by reason of such termination.

11.3.	Upon the termination of his employment hereunder for whatever reason the Executive shall:

(i)	at the request of the Company resign from all offices held by him in any Group Company and from all other appointments or offices which he holds as nominee or representative of any Group Company, and if he should fail to do so within seven (7) days the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect to the aforesaid;

(ii)	deliver up to the Board or its nominee all correspondences, drawings, documents and other papers and all other property belonging to any Group Company (including any Confidential Information) which may be in the Executive’s possession or under his control (including such as may have been made or prepared by or have come into the possession or under the control of the Executive and relating in any way to the business or affairs of any Group Company or of any agent, correspondent or customer of any Group Company) and the Executive shall not without the written consent of the Board or its nominee retain any copies thereof;

(iii)	if so requested send to a duly appointed officer of the Board a signed statement confirming that he has complied with sub-clause (ii) hereof; and

(iv)	shall not without the consent of the Company at any time thereafter represent himself still to be connected with the Company or any Group Company.

12.	RECONSTRUCTION OR AMALGAMATION

If the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement, then the Executive shall have no claim against the Company in respect of the termination of his employment under this Agreement.

13.	CONTINUING EFFECT

The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any other accrued rights or remedies of the parties.

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14.	AGREEMENT PREVAILS

This Agreement supersedes all previous agreements and arrangements (if any) relating to the employment and/or appointment of the Executive by the Company or any Group Company (which shall be deemed to have been terminated by mutual consent).

15.	NOTICES

15.1.	Each communication under this Agreement shall be made in writing and may be made by letter or electronic mail addressed to, in the case of the Company, its registered office for the time being and, in the case of the Executive, his last known address.

15.2.	Any communication to the Executive shall be deemed to be received by the Executive (if sent by electronic mail) on the next working day or (in any other case) when left at the address required by Clause 15.1 or two (2) days after having been put in the post.

15.3.	Any communication to the Company shall not be effective until it is received by the Company.

16.	PARTIAL INVALIDITY

If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired and this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

17.	REMEDIES AND WAIVERS

No failure on the part of any party hereto to exercise, and no delay in exercising any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or of the exercise of any other right. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. Any waiver or consent given by any party under this Agreement shall be in writing and may be given subject to such conditions as such party may impose, provided that any waiver or consent given by the Company shall be subject to the written approval of Mediaplus BVI. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

18.	VARIATIONS

No variation of this Agreement (or of any document referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each party and it has been approved in writing by Mediaplus BVI. The expression “variation” shall include any amendment, supplement, deletion or replacement howsoever effected.

19.	LEGAL COSTS

Each party shall bear its own costs and expenses including but not limited to the legal fees incurred in connection with the preparation and negotiation of this Agreement.

20.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Singapore.

The parties agree to submit to the exclusive jurisdiction of the courts of Singapore.

21.	THIRD PARTY RIGHTS

Save for Mediaplus BVI or as expressly provided in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of this Agreement.

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WHEREOF the parties have executed this Agreement on the date first abovementioned.

The Company

MEDIAPLUS DIGITAL PTE. LTD.

Name:
Designation:

The Executive

TEO KAI JIE

9

DATED

Between

MEDIAPLUS DIGITAL SDN. BHD.

And

TAN LEE YOEN

SERVICE AGREEMENT

THIS AGREEMENT is made on ____________________

BETWEEN

(A)	MEDIAPLUS DIGITAL SDN. BHD. (Company Registration No. 1438591P / 202101038291), a company incorporated in Malaysia and having its registered address at Lot 1892, 2nd floor, Marina Square 2, Marina Parkcity, 98000 Miri, Sarawak (the “Company”);

AND

(B)	TAN LEE YOEN (Identification No. 841228135806) of Lot 14385 Lorong Interhill 14D Serene Sanctuary, 98000 Miri, Sarawak, Malaysia (the “Executive”).

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, the following terms shall have the following meanings unless inconsistent with the context:

(a)	“Board” means the Board of Directors of the Company and includes any committee of the Board duly appointed by it;

(b)	“Commencement Date” means the date of this Agreement or such other date as the parties may agree;

(c)	“Confidential Information” means such information which is proprietary and confidential to any Group Company, including but not limited to any of the trade secrets or confidential operations, processes or inventions carried on or used by any Group Company, dealings of any Group Company, secret or confidential information which relates to the business or affairs of any Group Company or any of its clients’ or customers’ transactions or affairs, any Group Company’s technology, designs, documentation, manuals, the terms and conditions of this Agreement, budgets, financial information, accounts, financial statements, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein;

(d)	“EPF” means the Employees Provident Fund;

(e)	“Group” or “Group Companies” means Mediaplus Venture Group Pte. Ltd. and its subsidiaries (including the Company) and associated corporations at the relevant time and “Group Company” means each or any of the Group Companies;

(f)	“Incapacity” means any illness or other like cause incapacitating the Executive from attending to her duties;

(g)	“Intellectual Property Rights” means any trademark, pending trademark application, patent, pending patent application, know-how, registered and unregistered design, copyright, trade secret, licence relating to any of the above or other similar industrial or commercial right;

(h)	“Mediaplus BVI” means Mediaplus Limited (BVI Company No. 2154476), a company incorporated in the British Virgin Islands, being the major shareholder of Mediaplus Venture Group Pte. Ltd.;

(i)	“RM” means Ringgit Malaysia, the lawful currency of Malaysia;

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(j)	“S$” means the lawful currency of Singapore; and

(k)	“Territories” means Singapore, Malaysia and any other country in which any Group Company has business operations or carries on business.

1.2.	In this Agreement, unless the context requires otherwise:

(a)	words importing one gender include all other genders and words importing the singular include the plural and vice versa;

(b)	any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it;

(c)	the clause headings do not form part of this Agreement and shall not be taken into account in its construction or interpretation;

(d)	any reference to the Executive shall if appropriate include her personal representatives; and

(e)	references in this Agreement to any Clause or sub-Clause without further designation shall be construed as references to the clause or sub-clause of this Agreement so numbered.

1.3	Unless otherwise specified, references to this Agreement or any other document referred to herein shall be construed as references to such document as the same may be amended, varied or supplemented from time to time.

2.	APPOINTMENT AND DURATION

2.1.	The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve as Head of Web and Project Management under the direction of the Board or its nominee.

2.2.	Subject to Clause 11, the employment of the Executive shall commence on the Commencement Date and is for an initial period of three years on the terms and conditions contained herein. Upon the expiry of the initial period of three years, the employment of the Executive shall automatically be renewed on a year-to-year basis on the same terms or otherwise on such terms and conditions as the parties may agree in writing.

3.	DUTIES

3.1.	Subject to such instructions and directions as may from time to time be given to her by the Board or its nominee, the Executive shall use all proper means in her power to improve, develop, extend, maintain, advise and promote the Company’s business and to protect and further the reputation, interests and success of the Company.

3.2.	During her employment hereunder, the Executive shall:-

(a)	undertake such duties and exercise such powers in relation to the Company and its business as the Board or its nominee shall from time to time assign to or vest in her;

(b)	in the discharge of such duties and in the exercise of such powers, observe and comply with all resolutions, regulations and directions from time to time made or given by the Company or the Board or its nominee;

(c)	devote substantially the whole of her time and attention and ability to the discharge of her duties hereunder;

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(d)	in pursuance of her duties hereunder, perform such services for any Group Company and accept such offices in such Group Company as the Board or its nominee may from time to time reasonably require;

(e)	(if applicable) not do and refrain from doing any act whereby her office as a director of any Group Company is or becomes liable to be vacated; or

(f)	(if applicable) not do anything that would cause her to be disqualified from continuing to act as a director.

4.	SECONDMENT

The Company may second the Executive to any other Group Company, provided that:

(a)	such secondment shall be deemed to be a continuation of employment hereunder and the period of employment shall not be affected thereby;

(b)	such secondment does not result in a material change to the Executive’s job function and/or duties; and

(c)	the Executive is not required to relocate out of Miri, Sarawak.

5.	REMUNERATION AND BENEFITS

5.1.	The Executive shall be paid a basic salary at the rate of RM16,800 per month with monthly EPF contributions by the Company in accordance with the applicable legislation, regulations and policies from time to time, payable by the Company in arrears at the end of every month or in accordance with the Group’s policies.

5.2.	The Executive’s performance will be reviewed from time to time, and the Company may make such adjustments, if any, as it deems fit to the Executive’s basic salary as set out in Clause 5.1, subject to the written approval of Mediaplus BVI.

5.3.	In addition to the basic salary as set out in Clause 5.1 above, in respect of each financial year, the Executive shall be entitled to receive achievement bonus which shall be computed in the following manner:

(a)	in the event that the consolidated net profit before tax of the Group in respect of any financial year is not less than S$500,000, an achievement bonus equivalent to four (4) months’ salary shall be payable to the Executive;

(b)	in the event that the consolidated net profit before tax of the Group in respect of any financial year is equal to or more than S$250,000 but less S$500,000, an achievement bonus equivalent to one (1) months’ salary shall be payable to the Executive.

For the avoidance of doubt, no achievement bonus shall be payable to the Executive in the event that the consolidated net profit before tax of the Group in respect of any financial year is less than S$250,000.

5.4.	The Board or its nominee may in its absolute discretion in addition to the payments referred to in Clause 5.1 and Clause 5.3, make such other payments, bonuses, allowances or benefits to the Executive, subject to the written approval of Mediaplus BVI.

5.5.	The Executive shall be entitled during her employment to such other benefits generally accorded to employees holding a similar position, as may be determined by the Board or its nominee and in accordance with the prevailing Group policies.

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5.6.	The Company shall reimburse to the Executive all travelling, hotel, entertainment and other expenses reasonably and properly incurred by her in the reasonable and proper performance of her duties hereunder upon the Executive providing the Company with such vouchers or other evidence of actual payment of such expenses as the Company may require.

5.7.	The Executive shall be entitled during her employment to 18 days of paid annual leave for each year of employment (pro-rated for periods of employment of less than one year).

6.	CONFLICT OF INTERESTS

6.1.	During the continuance of her employment under this Agreement, the Executive shall, unless prevented by Incapacity, devote substantially the whole of her whole time and attention to the business of the Company and the Group and shall not (except as a representative or nominee of any Group Company) without the prior written consent of Mediaplus BVI:

(i)	be engaged, concerned or interested, directly or indirectly, in any other business which is wholly or partly in competition with any business carried on by the Group whether by herself or in partnership, common ownership or as a joint venture with any third party; or

(ii)	be engaged, concerned or interested, directly or indirectly, in any other business of a similar nature to or competitive with that carried on by the Group or which is a supplier or customer of the Group in relation to its goods or services,

Provided that nothing in this Clause shall preclude the Executive from holding or being otherwise interested in any shares or other securities of any company which are for the time being quoted on any recognised stock exchange so long as the interest of the Executive in such shares or other securities does not extend to five per cent (5%) or more of the total amount of such shares or securities of the same class in each corporation.

6.2.	Without prejudice to the foregoing, the parties agree that any dealings between any Group Company and any business in which the Executive is interested will be on an arms-length basis.

7.	CONFIDENTIALITY AND NON-DISCLOSURE

7.1.	The Executive is aware that in the course of employment under this Agreement she will have access to and be entrusted with information relating to the business and financing of the Group and its dealings, transactions and affairs, all of which information is or may be confidential.

7.2.	The Executive shall not, except as authorised by the Company or required by her duties, reveal to any person, firm or company any Confidential Information which may have come to her knowledge during her employment hereunder or otherwise and shall keep with complete secrecy all Confidential Information entrusted to her and shall not use or attempt to use any such information in any manner which may injure or cause loss whether directly or indirectly to any Group Company or any of its businesses. This restriction shall continue to apply after the expiry or termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which has come into the public domain.

7.3.	The Executive shall not during the continuance of this Agreement make, otherwise than for the benefit of any Group Company, any notes or memoranda relating to any matter within the scope of the business of any Group Company or concerning any Confidential Information or any of its dealings or affairs nor shall the Executive either during the continuance of this Agreement or afterwards use or permit to be used any such notes or memoranda otherwise than for the benefit of any Group Company, it being the intention of the parties hereto that all such notes or memoranda made by the Executive and Confidential Information shall be the property of such Group Company and upon the termination of the Executive’s employment hereunder, the Executive shall return the said notes, memoranda and Confidential Information or provide evidence of its destruction to the satisfaction of the Company.

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8.	INTELLECTUAL PROPERTY RIGHTS

8.1.	Any discovery or invention or secret process or improvement in procedure or any other Intellectual Property Rights made, developed or discovered by the Executive while in the service of the Company in connection with or in any way affecting or relating to the business of any Group Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company or such Group Company as the Company may nominate for the purpose.

8.2.	The Executive, if and whenever required so to do (whether during or after the termination of her employment), shall at the expense of the Company or its nominee apply or join in applying for the grant of a patent or other similar protection of Intellectual Property Rights in Singapore or any other part of the world for any such discovery, invention, process or improvement as aforesaid and execute all instruments and do all things necessary for vesting the said patent or other similar protection when obtained and all rights and title to and interests in the same in the Company and/or its nominee absolutely and as sole beneficial owner or in such other person as the Company may require.

9.	NON-COMPETITION

9.1.	Subject to applicable law, the Executive hereby agrees with the Company that she shall not during her employment hereunder and within a period of twelve (12) months upon her ceasing to be an employee of the Company directly or indirectly, except as a representative or nominee of any Group Company (whilst she is an employee of the Company) or otherwise with the prior written consent of Mediaplus BVI:

(i)	either on her own account or for any other person directly or indirectly solicit, interfere with or endeavour to entice away from any Group Company any person who to her knowledge has at any time during the twelve (12) months immediately preceding the cessation of her employment been a client, customer or employee of, or in the habit of dealing with any Group Company; and

(ii)	either alone or jointly with or as a manager, agent for, director or employee of any person, firm or company, directly or indirectly carry on or be engaged or concerned or interested in any part of the Territories in the business undertaken and engaged by any Group Company or in any business similar to or in competition with such business.

9.2.	The Executive further agrees with the Company that upon her ceasing to be an employee of the Company, she shall not directly or indirectly:-

(i)	use the name “Mediaplus Digital”, “Mplus Elite”, “M Synergates” or any colourable imitation thereof in connection with any business; or

(ii)	use any trade mark, patent or any other Intellectual Property Right of any Group Company in connection with any business not belonging to any Group Company.

9.3.	While the restrictions contained in Clause 9.1 above are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any one or more of such restrictions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all the circumstances for the protection of the interests of any Group Company but would be valid if any particular restrictions were deleted or if part or parts of the wording thereof were deleted or restricted or limited in a particular manner or if the period or area thereof were reduced or curtailed then the said restrictions shall apply with such deletion, restriction, limitation, reduction, curtailment or modification as may be necessary to make them valid and effective.

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9.4.	Since the Executive may also obtain in the course of her employment by reason of services rendered for any Group Company knowledge of the Confidential Information of such Group Company, the Executive hereby agrees that she shall at the request and cost of the Company enter into a direct agreement or undertaking with such Group Company whereby she shall accept restrictions corresponding to the restrictions herein contained (or such of them as may be appropriate in the circumstances) in relation to such business and such area and for such period as such Group Company may require for the protection of its legitimate interests.

9.5.	The Executive acknowledges that the restrictions contained in this Clause are reasonable and that substantial damage will be caused to the relevant Group Company in the event of any violation of any of the provisions of this Clause by her.

10.	NON-SOLICITATION

Subject to applicable law, the Executive covenants with the Company that she will not, during the period of her employment under this Agreement and for the period of twelve (12) months after ceasing to be employed under this Agreement, in connection with the carrying on of any business similar to or in competition with the business of any Group Company on her own behalf or on behalf of any person, firm or company directly or indirectly;

(a)	seek to do business with any person, firm or company who has at any time during the twelve (12) months immediately preceding cessation of her employment with the Company done business with any Group Company; or

(b)	endeavour to entice away from any Group Company any person who has at any time during the twelve (12) months immediately preceding cessation of her employment with the Company, been employed or engaged by any Group Company,

Provided that nothing in this Clause shall prohibit the doing of business not relating or similar to or in competition with the business of any Group Company.

11.	TERMINATION

11.1.	Without prejudice to and in addition to Clause 11.2, the employment of the Executive may be terminated:

(a)	by the Executive giving to the Company not less than six (6) months’ notice in writing, or in lieu of notice, payment of an amount equivalent to six (6) months’ salary based on the Executive’s last drawn monthly salary; or

(b)	by the Company giving to the Executive not less than six (6) months’ notice in writing, or in lieu of notice, payment of an amount equivalent to six (6) month’s salary based on the Executive’s last drawn monthly salary.

For the avoidance of doubt, no further benefit or compensation is payable by the Company to the Executive if the employment is terminated in accordance with the terms of this Agreement.

11.2.	The employment of the Executive may be terminated by the Company without any notice or payment in lieu of notice if the Executive:

(i)	becomes prohibited by law or any order from any regulatory body or governmental authority from being a director or employee of the Company or ceases to be a director of the Company for any reason whatsoever; or

(ii)	is or may be suffering from a mental disorder; or

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(iii)	is convicted of any criminal offence (save an offence under any road traffic legislation for which she is not sentenced to any term of immediate or suspended imprisonment) and sentenced to any term of immediate or suspended imprisonment; or

(iv)	be guilty of any grave misconduct, neglect or gross default in connection with or affecting the business of the Group; or

(v)	is in serious or repeated breach or non-observance of any provision of this Agreement; or

(vi)	commits any act of criminal breach of trust or dishonesty; or

(vii)	becomes bankrupt or makes any arrangement or composition with her creditors generally; or

(viii)	commits any act that is reported in the general or trade press or otherwise achieves general notoriety which involves conduct that is likely to be regarded as illegal, immoral or scandalous and which, in the opinion of the Board or its nominee is likely to discredit the Executive to a degree which reduces the value of her services to the Company or may discredit the Company through association with the Executive.

Upon such termination, the Executive shall not be entitled to claim any compensation or damages for or in respect or by reason of such termination.

11.3.	Upon the termination of her employment hereunder for whatever reason the Executive shall:

(i)	at the request of the Company resign from all offices held by her in any Group Company and from all other appointments or offices which she holds as nominee or representative of any Group Company, and if she should fail to do so within seven (7) days the Company is hereby irrevocably authorised to appoint some person in her name and on her behalf to sign any documents or do any things necessary or requisite to give effect to the aforesaid;

(ii)	deliver up to the Board or its nominee all correspondences, drawings, documents and other papers and all other property belonging to any Group Company (including any Confidential Information) which may be in the Executive’s possession or under her control (including such as may have been made or prepared by or have come into the possession or under the control of the Executive and relating in any way to the business or affairs of any Group Company or of any agent, correspondent or customer of any Group Company) and the Executive shall not without the written consent of the Board or its nominee retain any copies thereof;

(iii)	if so requested send to a duly appointed officer of the Board a signed statement confirming that she has complied with sub-clause (ii) hereof; and

(iv)	shall not without the consent of the Company at any time thereafter represent herself still to be connected with the Company or any Group Company.

12.	RECONSTRUCTION OR AMALGAMATION

If the employment of the Executive under this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement, then the Executive shall have no claim against the Company in respect of the termination of her employment under this Agreement.

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13.	CONTINUING EFFECT

The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any other accrued rights or remedies of the parties.

14.	AGREEMENT PREVAILS

This Agreement supersedes all previous agreements and arrangements (if any) relating to the employment and/or appointment of the Executive by the Company or any Group Company (which shall be deemed to have been terminated by mutual consent).

15.	NOTICES

15.1.	Each communication under this Agreement shall be made in writing and may be made by letter or electronic mail addressed to, in the case of the Company, its registered office for the time being and, in the case of the Executive, her last known address.

15.2.	Any communication to the Executive shall be deemed to be received by the Executive (if sent by electronic mail) on the next working day or (in any other case) when left at the address required by Clause 15.1 or two (2) days after having been put in the post.

15.3.	Any communication to the Company shall not be effective until it is received by the Company.

16.	PARTIAL INVALIDITY

If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired and this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

17.	REMEDIES AND WAIVERS

No failure on the part of any party hereto to exercise, and no delay in exercising any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or of the exercise of any other right. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. Any waiver or consent given by any party under this Agreement shall be in writing and may be given subject to such conditions as such party may impose, provided that any waiver or consent given by the Company shall be subject to the written approval of Mediaplus BVI. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

18.	VARIATIONS

No variation of this Agreement (or of any document referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each party and it has been approved in writing by Mediaplus BVI. The expression “variation” shall include any amendment, supplement, deletion or replacement howsoever effected.

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19.	LEGAL COSTS

Each party shall bear its own costs and expenses including but not limited to the legal fees incurred in connection with the preparation and negotiation of this Agreement.

20.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Malaysia. The parties agree to submit to the exclusive jurisdiction of the courts of Malaysia.

21.	THIRD PARTY RIGHTS

Save for Mediaplus BVI or as expressly provided in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 of Malaysia to enforce any term of this Agreement.

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WHEREOF the parties have executed this Agreement on the date first abovementioned.

The Company

MEDIAPLUS DIGITAL SDN. BHD.

Name:
Designation:

The Executive

TAN LEE YOEN

10

WHEREOF the Parties have hereunto set their hands.

The Vendors

TEO KAI JIE

/s/ TEO KAI JIE

TAN LEE YOEN

/s/ TAN LEE YOEN

11

The Purchaser

MEDIAPLUS LIMITED

/s/ Mike Fu
Name:	Mike Fu
Designation:	Chief Executive Officer

YY Group

YY GROUP HOLDING LIMITED

/s/ Mike Fu
Name:	Mike Fu
Designation:	Chief Executive Officer

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